UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional materials

☐	Soliciting Material Pursuant to § 240.14a-12

SKECHERS U.S.A., INC.
(Name of Registrant as Specified in Its Charter)

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SKECHERS U.S.A., INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to Be Held on Thursday, May 21, 2020

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Skechers U.S.A., Inc., a Delaware corporation, to be held on Thursday, May 21, 2020 at 11:00 a.m. Pacific Time. In light of the coronavirus/COVID-19 outbreak and governmental decrees that in-person gatherings be postponed or cancelled, and in the best interests of public health and the health and safety of our Board of Directors, employees and stockholders, this year, the Annual Meeting will be held solely virtually via the internet at www.virtualshareholdermeeting.com/SKX2020. You will not be able to attend the Annual Meeting in person.

Our Annual Meeting is being held for the following purposes:

1.	To elect the four nominees for election named in the enclosed proxy statement as members to the Board of Directors to serve for a three-year term as Class III Directors;

2.	To consider a stockholder proposal requesting the Board of Directors to adopt a human rights policy, if properly presented at the meeting; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has set the close of business on March 23, 2020 as the record date for determining those stockholders who will be entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 21, 2020: The proxy statement and 2019 annual report are available in the SEC Filings section of the investor relations page of our corporate information website at https://investors.skechers.com/financial-data/all-sec-filings and at www.proxyvote.com.

This year, we are continuing to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials, which include the Notice of Annual Meeting, our Proxy Statement, our 2019 Annual Report and a proxy card or voting instruction form. The Notice contains instructions on how to access those documents on the Internet and how to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. If you receive a paper copy of our proxy materials, you can cast your vote by completing the enclosed proxy card and returning it in the postage-prepaid envelope provided, or by utilizing the telephone or Internet voting systems. Returning a signed proxy card or submitting a proxy over the Internet or by telephone will not affect your right to vote at the virtual Annual Meeting. Please submit your proxy promptly to avoid the expense of additional proxy solicitation.

You are cordially invited to attend the Annual Meeting virtually, and if you plan to attend the Annual Meeting you must log in to www.virtualshareholdermeeting.com/SKX2020 using the 16-digit control number on the Notice, proxy card or voting instruction form that accompanied the proxy materials.

FOR THE BOARD OF DIRECTORS

Philip G. Paccione, Corporate Secretary

Dated: April 9, 2020

Manhattan Beach, California

SKECHERS U.S.A., INC.

PROXY STATEMENT

For Annual Meeting of Stockholders to be Held

May 21, 2020 at 11:00 a.m. Pacific Time

This proxy statement is delivered to you by Skechers U.S.A., Inc., a Delaware corporation (“we,” “us,” “our,” “our company” or “Skechers”), in connection with our Annual Meeting of Stockholders to be held on May 21, 2020 at 11:00 a.m. Pacific Time (the “Annual Meeting”). The Annual Meeting will be held solely virtually via the internet at www.virtualshareholdermeeting.com/SKX2020. The Board of Directors of Skechers (the “Board”) is soliciting proxies to be voted at the Annual Meeting.

As permitted by the Securities and Exchange Commission (“SEC”), Skechers is providing most stockholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on or about April 9, 2020, we will mail to most stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials over the Internet and mail printed copies of the proxy materials to the rest of our stockholders. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in our Proxy Statement and our 2019 Annual Report to Stockholders. The Notice also instructs you on how to submit your proxy via the Internet. If you receive the Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

YOUR VOTE IS VERY IMPORTANT.

If a proxy is duly granted and returned over the Internet, by telephone or by mailing a proxy card in the accompanying form, the shares represented by the proxy will be voted as directed. If no direction is given, the shares represented by the proxy will be voted FOR the election of the nominees for director named herein and AGAINST the stockholder proposal. Any proxy given pursuant to this solicitation may be revoked at any time prior to its exercise by notifying our Corporate Secretary, Philip Paccione, in writing of such revocation, by duly executing and delivering another proxy bearing a later date, by submitting another proxy by telephone or via the internet (your latest telephone or internet voting instructions are followed) or by attending and voting at the virtual Annual Meeting. If your shares are held in street name and you want to change your vote, please contact your broker, bank or other nominee to find out how to do so. We will incur the cost of this solicitation of proxies. In addition, our officers and other regularly engaged employees may, in a limited number of instances, solicit proxies. We will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending proxy materials to beneficial owners of our Class A Common Stock and Class B Common Stock.

Shares Outstanding and Quorum

Holders of our Class A Common Stock and Class B Common Stock of record at the close of business on March 23, 2020 will be entitled to vote at the Annual Meeting. There were 135,319,208 shares of Class A Common Stock and 22,407,803 shares of Class B Common Stock outstanding on that date. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes, the shares of Class A Common Stock and Class B Common Stock vote together as a single class on all matters upon which stockholders have the right to vote, and the presence virtually or by proxy of holders of a majority of the combined voting interest of the outstanding shares of Class A Common Stock and Class B Common Stock is necessary to constitute a quorum for the Annual Meeting. A quorum must be established to consider any matter. Your shares will be accounted as present at the Annual Meeting if you are present at the virtual Annual Meeting or have properly submitted a proxy card by mail or submitted a proxy by telephone or over the Internet.

How You Can Vote

You may vote by attending the Annual Meeting and voting at the virtual meeting or you may vote by submitting a proxy. If you are the record holder of your stock, you may vote by submitting your proxy via the Internet, by telephone or through the mail.

To vote via the Internet, follow the instructions on the Notice or go to the Internet address stated on your proxy card. To vote by telephone, call the number on your proxy card. If you receive only the Notice, you may follow the procedures outlined in the Notice to request a proxy card.

As an alternative to voting by telephone or via the Internet, you may vote by mail. If you receive only the Notice, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail. If you receive a paper copy of the proxy materials and wish to vote by mail, simply mark your proxy card, date and sign it and return it in the postage-prepaid envelope. If you do not have the postage-prepaid envelope, please mail your completed proxy card to the following address: Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you hold your shares of common stock in street name you will receive the Notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions via the Internet and may also permit you to submit your voting instructions by telephone. In addition, you may request paper copies of our Proxy Statement and proxy card by following the instructions on the Notice provided by your broker, bank or other nominee.

The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 20, 2020. Stockholders who submit a proxy via the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by such stockholders. Stockholders who submit a proxy via the Internet or by telephone need not return a proxy card or the form forwarded by your broker, bank or other nominee by mail.

Attending and Voting at the Virtual Annual Meeting

In light of the coronavirus/COVID-19 outbreak and governmental decrees that in-person gatherings be postponed or cancelled and in the best interests of public health and the health and safety of our Board of Directors, employees and stockholders, this year, the Annual Meeting will be held solely virtually via the internet at www.virtualshareholdermeeting.com/SKX2020. You will not be able to attend the Annual Meeting in person.

Access to the Annual Meeting. The live audio webcast of the Annual Meeting will begin at 11:00 a.m. Pacific Time. Online access to the audit webcast will open approximately 30 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio system. We encourage our stockholders to access the meeting in advance of the designated start time.

Log-in Instructions. Stockholders will need to log-in to www.virtualshareholdermeeting.com/SKX2020 using the 16-digit control number on the Notice, proxy card or voting instruction form to attend the Annual Meeting.

Submitting Questions at the Annual Meeting. Stockholders may submit questions and vote on the day of, or during, the Annual Meeting on www.virtualshareholdermeeting.com//SKX2020. To demonstrate proof of stock ownership, you will need to enter the 16-digit control number received with your Notice, proxy card or voting instruction form to submit questions and vote at our Annual Meeting. After the business portion of the Annual Meeting concludes and the meeting is adjourned, we will hold a Q&A session during which we intend to answer questions submitted during the meeting that are pertinent to the Company and that are submitted in accordance with the Rules of Conduct for the Annual Meeting, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be answered only once. To promote fairness, efficient use of our resources and ensure all stockholder questions are able to be addressed, we will respond to no more than three questions from a single stockholder.

Technical Assistance. Beginning 30 minutes prior to the start of and during the virtual Annual Meeting, we will have support team ready to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page at www.virtualshareholdermeeting.com/SKX2020.

Voting shares prior to and at the virtual Annual Meeting. Stockholders may vote their shares at www.proxyvote.com prior to the day of the virtual Annual Meeting or at www.virtualshareholdermeeting.com/SKX2020 on the day of and during the virtual Annual Meeting. If you are a beneficial owner, you must submit a legal proxy from your broker or other nominee as the record holder and a letter from your broker or other nominee showing that you were the beneficial owner of your shares on the Record Date.

Counting of Votes

Pursuant to Proposal No. 1, the four candidates for director receiving the most “For” votes of the votes entitled to be voted at the Annual Meeting will become directors of Skechers. Because directors are elected by a plurality of the votes cast, a “Withhold” vote as to Proposal No. 1 will not have any effect on the election of directors as long as one vote is cast for each director nominee. Stockholders may not cumulate their votes. Proposal No. 2 is a stockholder proposal requesting the Board of Directors to adopt a human rights policy. This proposal will be considered as having passed if it receives the affirmative “For” vote of a majority of voting interest of the shares of Class A Common Stock and Class B Common Stock virtually present or represented by proxy and entitled to vote on such proposal at the Annual Meeting. Proxies marked “Abstain” as to Proposal No. 2 will have the same effect as a vote cast against it.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. With respect to our 2020 Annual Meeting, brokers are not permitted to vote on either Proposal No. 1 or Proposal No. 2 without instructions from the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting and will not be counted in determining whether there is a quorum.

Householding

The SEC has adopted rules that permit companies and intermediaries such as banks and brokers to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement or Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate copies of our Notice or proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266, or contact our investor relations advisory firm, Addo Communications, by telephone at (310) 829-5400. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Our principal executive office is located at 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with each director serving a three-year term and until their successors is duly elected and qualified or until their death, resignation or removal. One class of directors is elected annually at our annual meeting of stockholders. Our bylaws provide for a variable Board of Directors with between five and eleven members. We currently have ten members on our Board of Directors. Our bylaws give the Board of Directors the authority to increase or decrease the number of directors without the approval of our stockholders, and our bylaws also give our stockholders the authority to increase or decrease the size of our Board of Directors. The nominees for election to our Board of Directors at our 2020 Annual Meeting of Stockholders are Katherine Blair, Geyer Kosinski, Richard Rappaport and Richard Siskind. For more information regarding our nominees, please see “Information Concerning Director Nominees” below.

Unless otherwise directed by stockholders, within the limits set forth in our bylaws, the proxy holders will vote all shares represented by proxies held by them for the election of Katherine Blair, Geyer Kosinski, Richard Rappaport and Richard Siskind, who are director nominees and are currently members of the Board of Directors. We have been advised by Katherine Blair, Geyer Kosinski, Richard Rappaport and Richard Siskind of their availability and willingness to serve if re-elected. In the event that any of Katherine Blair, Geyer Kosinski, Richard Rappaport and Richard Siskind becomes unavailable or unable to serve as a member of the Board of Directors prior to the voting, the proxy holders will refrain from voting for them or will vote for a substitute nominee in the exercise of their best judgment.

The Board of Directors recommends a vote FOR each of these director nominees.

PROPOSAL NO. 2

STOCKHOLDER PROPOSAL REQUESTING THE BOARD OF DIRECTORS TO ADOPT A HUMAN RIGHTS POLICY

The Congregation of Divine Providence and Portico Benefit Services, beneficial owners of at least $2,000 worth of our Class A Common Stock, submit the following resolution to stockholders for approval at the Annual Meeting, if properly presented. We will provide the proponents’ share ownership and address, as available, to any stockholder promptly upon request to our General Counsel by calling 310-318-3100 or sending a request to Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. The text of the proponent’s resolution and supporting statement appear below, printed verbatim from its submission. We disclaim all responsibility for the content of the proposal and the supporting statement, including sources referenced therein.

WHEREAS, the UN Guiding Principles on Business and Human Rights1 state that companies have the responsibility to respect human rights within their operations and through business relationships. This responsibility as explained in the OECD Due Diligence Guidance for Responsible Supply Chains in the Garment and Footwear Sector2 requires companies to adopt internal policies and carry out due diligence to enable companies to identify, assess, prevent, mitigate, and remediate adverse human rights impacts throughout their supply chain. Regulations in the State of California, the United Kingdom, Australia and France require companies to report on their actions to eradicate human trafficking and slavery.

In the apparel industry, forced labor is a severe human rights risk occurring in the production of raw materials and during manufacturing, especially at lower tier suppliers and in home-based or informal manufacturing. In October 2019, the US government issued Withhold Release Orders detaining imports of products into the United States, including apparel produced in Xinjiang, China due to forced labor.3

An estimated 24.9 million4 people are trapped in conditions of forced labor in extended private sector supply chains, generating over $150 billion in profits for illegal labor recruiters and employers. Over 70% of these workers are in bondage, with migrant workers as prime targets for such exploitation resulting from the payment of recruitment fees.

Skechers USA Inc. (“Skechers”) faces significant human rights risks including forced labor risks from its global operations and supply chain. The 2019 Corporate Human Rights Benchmark5 gave the Company an overall score of 10.8 out of 100 and the KnowTheChain’s 2018 Benchmarking Report on Forced Labor in the Apparel and Footwear Sector6 gave the Company an overall score of 7 out of 100. While Skecher’s Supplier Code of Conduct prohibits forced labor and it has posted a statement under the California Transparency in Supply Chain Act and the UK Modern Slavery Act, its’ Corporate Code of Conduct does not prohibit the use of forced labor in its operations and it has no formal human rights policy.

Managing human rights risks with board oversight is necessary to prevent and mitigate potential significant operational, financial, legal and reputational risks associated with negative human rights impacts. A human rights policy would assure shareholders that these risks are acknowledged, and processes are or will be implemented to address this. Apparel industry leaders like Adidas and Gap Inc. have adopted human rights policy statements.

[1]	https://www.ohchr.org/documents/publications/6uidingprinciplesBusinesshr eN.pdf
[2]	https://www.oecd.org/governance/oecd-due-diligence-guidance-for-responsible-supply-chains-in-the-garment-and-footwear-sector-9789264290587-en.htm
[3]	https://www.cbp.gov/trade/programs-administration/forced-labor/withhold-release-orders-and-findings
[4]	Global Slavery Index 2018 at https://www.globalslaveryindex.org/
[5]	https://www.corporatebenchmark.org/
[6]	https://knowthechain.org/2018-apparel-and-footwear-benchmark/

RESOLVED: Shareholders ask the Board of Directors to adopt a comprehensive human rights policy articulating our company’s commitment to respect human rights, which includes a description of steps to identify, assess, prevent and mitigate actual and potential adverse human rights impacts.

Supporting Statement: Proponents recommend that the policy include:

•	A commitment to respect human rights based on international standards, including the International Labour Organization’s core labor standards;

•	A human rights due diligence process and reporting; and

•	Effective grievance mechanisms.

BOARD OF DIRECTORS OPPOSITION STATEMENT

The Board of Directors urges a vote AGAINST this stockholder proposal. We have already established robust policies and monitoring, reporting and training processes which demonstrate our long-standing and continued commitment to human rights. We believe these policies and processes make the proposal redundant and unnecessary.

Skechers’ Human Rights Policies for its Vendors

Support for universal human rights has long been and will continue to be a core value and an important part of the way we conduct our business. For example, our Supplier Code of Conduct, our Corporate Code of Conduct and our Code of Ethics express our commitment to supporting human rights for employees and the communities where we operate. We require that our suppliers comply with all applicable laws, rules and regulations of the country in which they are located and operating, including those relating to labor, workplace health and safety and the environment. This includes a prohibition on any forms of forced labor and underage labor and additionally requires, among other things, that:

•	all employees meet applicable employment age requirements and have completed the necessary compulsory education;

•

suppliers maintain a written policy and procedure on minimum age of employees (which includes an underage labor remediation plan) and ensure all supervisors and personnel in charge of recruitment are educated on such policy and procedure;

•	suppliers verify the age of work applicants and maintain records showing the age at which each employee is hired;

•	employees be free to terminate employment (in accordance with their labor contract) and that suppliers maintain termination records, as required by law;

•	suppliers abide by all applicable laws pertaining to mandatory overtime; and

•	employees be free to leave the facility at the end of their shift and during the shift in cases of illness or family emergencies.

Suppliers who are found to violate the Supplier Code of Conduct are re-audited and, depending on the severity of the violation, may be terminated.

Our products are manufactured at independent factories around the world and we are committed to working only with vendors who conduct their businesses in an ethical and socially responsible manner. We believe that it is never acceptable for any of our products to be produced using forced or child labor. As part of our adherence to the California Transparency in Supply Chains Act of 2010, every factory producing our products is required to comply with local labor laws, International Labor Organization conventions and Skechers’ standards regarding ethics and social responsibility. Moreover, as part of our adherence to the UK Modern Slavery Act, we produce a statement every year setting out the steps we take to ensure that slavery and human trafficking are not taking place in any of our supply chains or any part of our business. In order to ensure the absence of forced and child labor within our supply chain, we:

•

supply, and obtain confirming signatures from, our factories with our Supplier Code of Conduct and the COSO Framework for designing, implementing and conducting internal controls related to integrity and ethical values, communication, and accountability – this includes supplying them with our Whistle Blower Program and Compliance Line for employees;

•

require that our manufacturers post and inform their employees about our Supplier Code of Conduct and our Guidelines for Responsible Factory Operation, as well as all labor laws and other internal policies in the workplace – such policies are required to be posted in the local language where they may be seen by employees;

•	require our manufacturers and all potential vendors of materials used in the manufacture of our products to certify that they do not employ convict labor, forced labor, indenture labor or child labor;

•	perform audits of all of our manufacturers, on both a scheduled and unannounced basis, to verify the absence of forced or child labor;

•	maintain internal accountability standards and procedures for employees and contractors regarding company standards related to slavery and human trafficking; and

•	train our employees and management about issues and concerns regarding convict, forced labor, indentured labor, child labor and human trafficking.

We use the manufacturer certifications as well as audits of all manufacturers’ conformity with our Code of Conduct in order to verify our product supply chains and to address and reduce risks of human trafficking and slavery.

Skechers’ Internal Human Rights Policies

Skechers’ Corporate Code of Conduct and Code of Ethics codify our philosophy and goal of treating all employees, stakeholders and customers with professionalism and dignity. These Codes also provide compliance guidelines and resources for ensuring that effective grievance mechanisms are in place for employees to express concerns and uncertainty regarding ethical matters.

We maintain and enforce internal accountability procedures for employees and contractors regarding our standards around slavery and human trafficking. As part of our employee and management training, we provide training to ensure that those employees whose job functions involve overseeing production and/or auditing of manufacturers are knowledgeable and aware of the most current issues and concerns regarding human rights, such as convict labor, forced labor, indentured labor, child labor and human trafficking. We also make materials available such that our employees have a clear understanding regarding our policies on these issues.

The Proposal is Unnecessary and Redundant in Light of Skechers’ Existing Policies

The Board of Directors and our management believe that human rights is an important issue that is not static. We will continue to monitor human rights issues that are relevant to our operations around the globe and, when appropriate, will make changes to our policies in order to maintain our continued commitment to human rights. We will also continue to keep stockholders apprised of our efforts and progress in this area through content on our corporate website and updates to our governing documents (see https://investors.skechers.com/corporate-governance/governance-documents). Although the ultimate responsibility for safeguarding human rights rests with governments, our Board of Directors and executive management believe that Skechers can play an important role in this area. To this end, we work cooperatively with governments, civil society and communities wherever we operate. We have also established several offices in Asia near key factories with senior management employed by Skechers to monitor and ensure factories are compliant, stay current on changes with country laws, and seek ways to further our policies related to human rights and social responsibility. We will continue to use our Supplier Code of Conduct, Corporate Code of Conduct and Code of Ethics as frameworks to guide our constructive engagement on human rights issues.

Our commitment and adherence to the California Transparency in Supply Chains Act of 2010 and the UK Modern Slavery Act embodies our commitment to all of the components of the “comprehensive policy” requested by the proponent, including a commitment to respect human rights based on international standards, including those of the International Labor Organization; a human rights due diligence process and reporting; and effective grievance mechanisms. The Board of Directors believes that the proposal would merely duplicate our current efforts, would not result in meaningful information or benefit to our stockholders and is unnecessary and an inefficient use of our corporate resources.

For the foregoing reasons, the Board of Directors unanimously believes that this proposal is not in the best interests of our company or its stockholders, and recommends that you vote “AGAINST” this proposal. Proxies solicited by the Board of Directors will be voted “AGAINST” this proposal unless a stockholder has otherwise indicated in voting the proxy.

The Board of Directors recommends a vote AGAINST the stockholder proposal requesting that the Board adopt a human rights policy.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

For each director nominee and director, set forth below is his or her name, age, tenure as a director of the Company, and a description of his or her principal occupation, other business experience, public company and other directorships held during the past five years. The specific experiences, qualifications, attributes and skills that led the Board of Directors to conclude that each nominee should serve as a director at this time are described below.

Information Concerning Director Nominees

Name	Age	Class and Year in Which Term Will Expire if Re-elected	Position
Katherine Blair	50	Class III (2023)	Director
Geyer Kosinski	54	Class III (2023)	Director
Richard Rappaport	60	Class III (2023)	Director
Richard Siskind	74	Class III (2023)	Director

Katherine Blair has served as a member of our Board of Directors since May 2019. Ms. Blair has also served as a member of the board of directors of Impac Mortgage Holdings, Inc. (NYSE American: IMH) since December 2019. Since April 2014, she has been a partner at Manatt, Phelps & Phillips, LLP in Los Angeles, and prior to that was a partner at K&L Gates LLP. Ms. Blair’s practice focuses on corporate, securities and transactional matters and advising executive officers, general counsel and directors on corporate governance, SEC reporting and compliance, public and private securities offerings, as well as mergers and acquisitions. Ms. Blair currently serves as Chair of the Business Law Section of the Los Angeles County Bar Association, she is an officer of the Corporations Committee of the Business Law Section of the California Lawyers Association and she is a member of the Board of Governors of the USC Institute of Corporate Counsel. Ms. Blair holds an undergraduate degree from the University of California, San Diego and a J.D., cum laude from Pepperdine University School of Law.

Ms. Blair’s qualifications to serve on our Board include 25 years in practice as a corporate securities lawyer advising public companies, including corporate, governance, reporting and transactional matters.

Geyer Kosinski has served as a member of our Board of Directors since November 2001. Since July 2004, Mr. Kosinski has been the Chairman and Chief Executive Officer of Media Talent Group, a talent management and production company, and prior to that he was the Managing Partner of Industry Entertainment.

Mr. Kosinski’s qualifications to serve on our Board include over 25 years of leadership and transactional experience, as well as special expertise with respect to endorsement, branding, and licensing deals with celebrities and luxury brands. In addition to running Media Talent Group, the Emmy and Golden Globe winner sits on the boards and executive teams of several other private companies including Motion Theory/Mirada, Social Ink, and Top Fan and has managed the careers of over 100 actors, writers and directors, and developing and producing feature films and television series, such as Fargo for FX.

Richard Rappaport has served as a member of our Board of Directors since September 2010. Since he founded WestPark Capital in 1999, Mr. Rapport has served as its Chief Executive Officer. WestPark Capital is a full service investment banking and securities brokerage firm that serves the needs of both private and public companies worldwide, as well as individual and institutional investors. Mr. Rappaport received his B.S. in Business Administration from the University of California at Berkeley, and his M.B.A. from the University of California at Los Angeles.

Mr. Rappaport’s qualifications to serve on our Board include over 25 years of experience in business development and corporate finance, specifically in the United States and international small cap investment banking and securities markets. He has completed over 50 public offerings of issuers’ stock and numerous private financing and M&A transactions. During his career, he has helped companies plan and implement their financial and business development strategies.

Richard Siskind has served as a member of our Board of Directors since June 1999. Since he founded R. Siskind & Company in 1991, Mr. Siskind has served as its Chief Executive Officer and a member of its board of directors. R. Siskind & Company is a business that purchases brand name men’s and women’s apparel and accessories and redistributes those items to off-price retailers. R. Siskind & Company also controls other companies that have licenses and distribution agreements for various brands.

Mr. Siskind’s qualifications to serve on our Board include over 40 years of experience as chief executive officer of various companies in the consumer retail sector, including four years as Chief Executive Officer and six years as a board member of Magic Lantern Group, a publicly traded apparel company, and over 20 years as founder, majority shareholder and leader of R. Siskind & Company. Mr. Siskind’s experience with consumer retail businesses includes expertise with business planning, operations, finance, inventory control, acquisitions and licenses.

Directors Not Standing for Election

The members of the Board of Directors who are continuing and not standing for election at this year’s Annual Meeting are set forth below.

Name	Age	Class and Year in Which Term Will Expire	Position
Robert Greenberg	80	Class I (2021)	Chairman of the Board and Chief Executive Officer
Morton Erlich	75	Class I (2021)	Director
Thomas Walsh	78	Class I (2021)	Director
Michael Greenberg	57	Class II (2022)	President and Director
David Weinberg	69	Class II (2022)	Chief Operating Officer and Director
Jeffrey Greenberg	52	Class II (2022)	Senior Vice President of Active Electronics Media and Director

Robert Greenberg has served as our Chairman of the Board and Chief Executive Officer since October 1993.

Mr. Greenberg is uniquely qualified to serve on and lead our Board of Directors with over 35 years of experience in the footwear industry, primarily in branding and product design, including more than 25 years as our founder, leader and one of our largest stockholders since our inception in 1992.

Morton Erlich has served as a member of our Board of Directors since January 2006 and has been an independent investor and consultant since October 2004. Since October 2013, Mr. Erlich has served as a member of the board of directors of American Vanguard Corporation. Mr. Erlich also serves as Chairman of the Audit Committee and member of each of the Compensation Committee and Nominating and Governance Committee at American Vanguard. Mr. Erlich worked for 34 years at KPMG LLP including 24 years as an audit partner until retiring in September 2004. His last position at KPMG LLP was office managing partner of the office in Woodland Hills, California.

Mr. Erlich’s qualifications to serve on our Board include 34 years of accounting and finance experience at KPMG LLP and being licensed as a certified public accountant (currently inactive) in California since 1974. While a partner with KPMG LLP, Mr. Erlich served as lead audit partner for numerous companies in a variety of industries including companies in consumer markets, manufacturing, distribution and retail sectors. His accounting and finance experience includes expertise with various types of transactions such as bank lines of credit, debt financings, equity financings including public offerings, and mergers and acquisitions.

Thomas Walsh has served as a member of our Board of Directors since September 2010 and as a private investor and consultant since November 2006. From May 1993 until retiring in November 2006, Mr. Walsh served as senior vice president and portfolio manager with Colbie Pacific Capital, which is a factoring and asset-based lender located in Southern California.

Mr. Walsh’s qualifications to serve on our Board include over 40 years of experience in managing and providing guidance to companies, the majority of which were in the apparel business, regarding debt financing options including securitization and action plans for companies with respect to distressed customers. His qualifications also include a background in accounting and extensive experience in evaluating businesses and evaluating their financial information.

Michael Greenberg has served as our President and a member of our Board of Directors since our company’s inception in 1992, and from June 1992 to October 1993, he served as our Chairman of the Board.

Mr. Greenberg’s qualifications to serve on our Board include over 30 years of experience in the footwear industry, specifically in sales, including his leadership as President of our company for 25 years.

David Weinberg has served as our Chief Operating Officer since January 2006, as our Chief Financial Officer from September 2009 to November 2017 and from October 1993 to January 2006, and as Executive Vice President and a member of our Board of Directors since July 1998.

Mr. Weinberg’s qualifications to serve on our Board include over 25 years of experience in the footwear industry, specifically in finance and operations, including more than 20 years as our Chief Financial Officer and over ten years as our Chief Operating Officer.

Jeffrey Greenberg has served as our Senior Vice President of Active Electronic Media since June 2005 and as a member of our Board of Directors since September 2000. From January 1998 to June 2005, Mr. Greenberg served as our Vice President of Active Electronic Media. Previously, Mr. Greenberg served as our Chief Operating Officer, Secretary and a member of our Board of Directors from June 1992 to July 1998, and as our Chief Executive Officer from June 1992 to October 1993.

Mr. Greenberg’s qualifications to serve on our Board include over 25 years of experience in the footwear industry, specifically in marketing and operations.

Executive Officers

The following table sets forth certain information with respect to our executive officers who are not also members of our Board of Directors. For information concerning Robert Greenberg, Michael Greenberg and David Weinberg, see “Directors Not Standing for Election” above.

Name	Age	Position
John Vandemore	46	Chief Financial Officer
Philip Paccione	58	Executive Vice President of Business Affairs, General Counsel and Corporate Secretary
Mark Nason	58	Executive Vice President of Product Development

John Vandemore has served as our Chief Financial Officer since November 2017. Previously, he served as Executive Vice President, Divisional Chief Financial Officer of Mattel, Inc., from 2015 until 2017, and he served as Chief Financial Officer and Treasurer of International Game Technology from 2012 until 2015. Prior to 2012,

Mr. Vandemore held various positions at The Walt Disney Company, AlixPartners, Goldman Sachs, and PricewaterhouseCoopers. Since December 2016, Mr. Vandemore has served as a member of the board of directors of Inspired Entertainment. Mr. Vandemore earned a Bachelor of Business Administration degree with a major in Accountancy from the University of Notre Dame and a Master of Business Administration degree from the J.L. Kellogg Graduate School of Management at Northwestern University.

Philip Paccione has served as our Executive Vice President of Business Affairs since February 2000, as our Corporate Secretary since July 1998 and as our General Counsel since May 1998.

Mark Nason has served as our Executive Vice President of Product Development since March 2002. From January 1998 to March 2002, Mr. Nason served as our Vice President of Retail and Merchandising, and from December 1993 to January 1998, he served as our Director of Merchandising and Retail Development.

Robert Greenberg is the father of Michael Greenberg and Jeffrey Greenberg; other than the foregoing, no family relationships exist among any of our executive officers or directors.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors, Committees of the Board and Attendance at Meetings

Our Corporate Governance Guidelines were adopted by our Board of Directors as of April 28, 2004 to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management levels, with a view to enhancing long-term stockholder value. The Corporate Governance Guidelines are posted in the Corporate Governance section of the Investor Relations page of our corporate information website located at https://investors.skechers.com/corporate-governance/governance-documents. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement.

Our Board of Directors met four times in 2019, and all directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of the Board on which the director served. While we do not have a policy requiring our directors to attend our Annual Meeting of Stockholders, all but one of the directors attended the Annual Meeting of Stockholders held in 2019.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The table below provides current membership and meeting information for 2019 for each of the committees. Each of the members of these committees is independent as defined by Section 303A of the NYSE Listed Company Manual (the “NYSE Rules”), and each member of the Audit Committee is independent as defined by Section 10A(m)(3) of, and Rule 10A-3(b) under, the Securities Exchange Act.

Name	Audit Committee	Compensation Committee	Nominating and Governance Committee
Katherine Blair		X
Morton Erlich	X*	X	X
Geyer Kosinski	X
Richard Rappaport			X
Richard Siskind	X	X*	X
Thomas Walsh		X	X*
Total Meetings in 2019	6	7	4

*	Committee Chairman

Each of these committees acts under a written charter that complies with the applicable NYSE Rules and SEC rules. The functions performed by the committees are summarized below and are set forth in greater detail in their respective charters. The complete text of the charter for each committee can be found in the Corporate Governance section of the Investor Relations page of our corporate information website located at https://investors.skechers.com/corporate-governance/governance-documents, and copies are available in print, without charge, upon written request to our Corporate Secretary at Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement.

Director Independence

Our Board of Directors has ten members including seven non-management directors, which are those directors who are not also serving as one of our executive officers. Our Board of Directors has affirmatively determined that the Board has six members who are independent as defined by Section 303A.02 of the NYSE Rules. These directors are Katherine Blair, Morton Erlich, Geyer Kosinski, Richard Rappaport, Richard Siskind and Thomas Walsh. The Board of Directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a questionnaire regarding employment and compensation history; affiliations, family and other relationships; and

transactions with our company, its subsidiaries and affiliates. The Board considered relationships and transactions between each director or any member of his immediate family and our company and its subsidiaries and affiliates, as reported in the section entitled “Transactions with Related Persons” in this proxy statement. The purpose of the Board of Director’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NYSE Rules.

Board Leadership Structure

Robert Greenberg currently serves as both Chairman of the Board and Chief Executive Officer of our company. We believe combining the roles of Chairman and Chief Executive Officer is currently the appropriate leadership model for our company as it provides for clear accountability and efficient and effective leadership of our business. Mr. Greenberg’s knowledge regarding our operations and the industries and markets in which we compete positions him to best identify matters for Board review and deliberation. The dual role serves as a bridge between management and the Board of Directors that enables Mr. Greenberg to provide his insight and direction on important strategic initiatives to both groups, ensuring that they act with a common purpose. As our founder and one of our largest stockholders, with beneficial ownership of approximately 37.1% of the aggregate number of votes eligible to be cast by our stockholders and the ability to exert significant influence over matters requiring approval by our stockholders, we believe Mr. Greenberg is the appropriate person to lead both our Board of Directors and the management of our company.

To further strengthen our corporate governance structure and provide independent oversight of our company, our Board of Directors appointed Richard Siskind as our Lead Independent Director for a five-year term, effective as of April 1, 2017. The Lead Independent Director acts as a liaison between the non-management directors on our Board and Robert Greenberg and the other members of our management team, chairs and presides over regularly held executive sessions without our management present, and performs other functions as requested by the non-management directors. Executive sessions are typically held in conjunction with regularly scheduled Audit Committee meetings and Board meetings, and additional sessions may be called by the Lead Independent Director in his own discretion or at the request of the Board of Directors.

Role of Board in Risk Oversight

Our Board of Directors is responsible for the oversight of risk management. The Board of Directors delegates much of this responsibility to the various committees of the Board. The Audit Committee is responsible for inquiring of management, our Vice President of Internal Audit and our independent registered public accounting firm about our financial reporting processes, internal controls and policies with respect to financial risk assessment and management. The Chairman of the Audit Committee has periodic discussions with our Vice President of Internal Audit about the adequacy and effectiveness of steps taken to monitor, control and report financial risk exposures, and the Vice President of Internal Audit also presents the Audit Committee with formal periodic status reports as well. The Compensation Committee oversees risks related to our compensation programs and the Nominating and Governance Committee is responsible for reviewing regulatory and other corporate compliance risks. The Board is advised by the committees of significant risks and management’s response via periodic updates.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties who wish to contact our Lead Independent Director, Richard Siskind, or any of our other directors either individually or as a group may do so by writing to them c/o Philip Paccione, Corporate Secretary, Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266. Each writing should specify whether the communication is directed to our entire Board of Directors, to only the non-management directors or to a particular director. Copies of written communications received at such address will be provided to the Board of Directors or the relevant director unless such communications are considered, in the reasonable judgment of our Corporate Secretary, to be inappropriate for submission to the intended recipient(s). Examples of communications that would be considered inappropriate for submission to the Board of Directors include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to our company’s business or communications that relate to improper or irrelevant topics. The Corporate Secretary may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other staff members or agents of our company who are responsible for analyzing or responding to complaints or requests.

Audit Committee

Our Board of Directors has determined that Morton Erlich, who is the Chairman of the Audit Committee, is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K. The Audit Committee is responsible for overseeing and evaluating (i) the quality and integrity of our financial statements, (ii) the performance of our internal audit and internal control functions in addition to financial risk assessment and management applicable to our company, (iii) our policies and procedures regarding transactions with related persons, as described in greater detail below in the section entitled “Transactions with Related Persons,” (iv) the appointment, compensation, independence and performance of our independent registered public accounting firm, and (v) our compliance with legal and regulatory requirements.

Compensation Committee

The Compensation Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of our executive officers, (ii) overseeing the administration of our executive compensation plans, (iii) reviewing and discussing with our management the Compensation Discussion and Analysis required by the applicable SEC rules and recommending to the Board whether such disclosure should be included in our proxy statement, (iv) overseeing risks related to our compensation programs and (v) producing a report on executive compensation for inclusion in our proxy statement in accordance with the applicable rules of the SEC. This includes reviewing and approving the annual compensation of our Chief Executive Officer and other executive officers, reviewing and making recommendations to the Board with respect to executive compensation plans, including incentive compensation and equity-based compensation, and reviewing and approving performance goals and objectives with respect to the compensation of our Chief Executive Officer and other executive officers consistent with our executive compensation plans. For additional information on the role of our Chief Executive Officer in recommending the form or amount of executive compensation, see “Compensation Discussion and Analysis—Role of Management in Compensation Decisions.”

None of the members of our Compensation Committee has ever been an employee or officer of our company or any of its subsidiaries. None of our executive officers has served or currently serves on the board of directors or on the compensation committee of any other entity, which has officers who served on our Board of Directors or Compensation Committee during the fiscal year ended December 31, 2019.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for (i) developing and recommending to our Board of Directors the criteria for selecting directors and assessing director independence, (ii) identifying individuals qualified to become members of our Board of Directors and recommending candidates as director nominees for election to the Board, (iii) considering and making recommendations to the Board regarding its size and composition, director assignments to the other Board committees and the appointment of a chairperson for each of the other Board committees, (iv) overseeing the evaluation of our management, the Board and its committees, (v) evaluating and recommending to the Board changes to the corporate governance guidelines applicable to our company, and (vi) reviewing regulatory and other corporate compliance risks applicable to us.

Director Nominations

The Nominating and Governance Committee recommends to our Board of Directors candidates to fill vacancies or for election or re-election to the Board. In the event of a vacancy on our Board of Directors, the process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requests to our Board members, management and others for recommendations, meeting from time to time to evaluate biographical information and qualifications relating to potential candidates and interviews of selected candidates by members of the committee and other directors. In considering whether to recommend any particular candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Governance Committee applies the criteria set forth in our Corporate Governance Guidelines. While the Nominating and Governance Committee has not established specific minimum qualifications for director nominees, the committee believes that candidates and nominees must reflect a board of directors that comprises directors who have as a whole: personal and professional integrity, ethics and values; experience in corporate management and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company; experience in our company’s industry; and practical and mature business judgment, including ability to make independent analytical inquiries. The committee also considers the statutory requirements applicable to the composition of the Board and its committees, including independence requirements of the NYSE. Our Board of Directors ultimately determines the director nominees approved for inclusion on the proxy card for each annual meeting of stockholders.

While our Nominating and Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, we believe that the backgrounds and qualifications of our directors, considered as a group, should provide a diverse mix of background, experience, knowledge and skills that will best allow our Board to fulfill its responsibilities including oversight of our business. Consistent with the committee’s charter, when identifying director nominees, the committee considers general principles of diversity and does so in the broadest sense. The committee considers diversity to include gender and ethnicity, age, skills and experience in the context of the needs of the Board as well as viewpoint, individual characteristics, qualities and skills resulting in the inclusion of naturally varying perspectives among the directors. The committee also considers whether these capabilities and characteristics will enhance and complement the full Board of Directors so that, as a unit, the Board of Directors possesses the appropriate skills and experience to oversee our company’s business and serve the long-term interests of our stockholders.

The Nominating and Governance Committee will consider candidates recommended by stockholders for nomination for election as directors. The committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying the same criteria, as it follows for candidates recommended by our Board members, management and others. Stockholders wishing to submit recommendations must provide the following information by written notice to the attention of our General Counsel by certified or registered mail:

•	As to each person whom the stockholder proposes to recommend as a candidate for election as a director:

•	the name, age, business address and residential address of the candidate;

•	the principal occupation or employment of the person;

•	the class and number of shares of our stock that are beneficially owned by the candidate; and

•	the candidate’s consent to be named in the proxy statement as a nominee and to serve as a director if elected.

•	As to the stockholder recommending a candidate for director:

•

the name and address, as they appear on our stock transfer books, of the stockholder and of the beneficial owners, if any, of the stock registered in the stockholder’s name and the name and address of other stockholders known by the stockholder to be supporting the candidate; and

•

the class and number of shares of our stock beneficially owned (i) by the stockholder and the beneficial owners, if any, and (ii) by any other stockholders known by the stockholder to be supporting such candidates.

To be considered for the 2021 Annual Meeting of Stockholders, nominations for director candidates must be received at our principal office within the time period set forth below under the section “Nominations and Stockholder Proposals for 2021 Annual Meeting” in this proxy statement. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to nominations for director candidates.

Corporate Code of Conduct and Code of Ethics

Our Corporate Code of Conduct and our Code of Ethics, which applies to all directors, officers and employees, were adopted by our Board of Directors as of April 28, 2004 and amended by the Board as of January 15, 2007. The purpose of the Corporate Code of Conduct and the Code of Ethics is to promote honest and ethical conduct. The Corporate Code of Conduct and the Code of Ethics are posted in the Corporate Governance section of the Investor Relations page of our corporate information website located at https://investors.skechers.com/corporate-governance/governance-documents. We intend to promptly post any amendments to or waivers of the Corporate Code of Conduct and the Code of Ethics on our website. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement.

Compensation of Directors

The following table sets forth information concerning the compensation earned by our non-employee directors during 2019. Robert Greenberg, Michael Greenberg, David Weinberg and Jeffrey Greenberg are not included because as employee directors, they did not earn any additional compensation for services provided as members of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total Compensation ($)
Katherine Blair	68,750	100,030	168,780
Morton Erlich	227,500	91,035	318,535
Geyer Kosinski	100,000	91,035	191,035
Richard Rappaport	87,500	91,035	178,535
Richard Siskind	155,000	91,035	246,035
Thomas Walsh	142,500	91,035	233,535

(1)

This column reports the amount of cash compensation earned in 2019 for Board and committee service. Ms. Blair’s cash compensation represents a pro-rated amount, which reflects her service on our Board of Directors beginning May 15, 2019.

(2)

Represents the grant date fair value of stock awards granted during the applicable fiscal year, as calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). The fair value was calculated using the closing price of our Class A Common Stock on the grant date for the shares awarded.

Non-Employee Directors. We paid each of our non-employee directors annual compensation of $75,000 for serving on the Board of Directors in 2019. Our Audit Committee Chairman, Compensation Committee Chairman and Nominating and Governance Committee Chairman were paid additional annual fees of $100,000, $30,000 and $30,000, respectively, in 2019. Non-employee directors also received fees of $2,500 for each Board and committee meeting attended during 2019. Non-employee directors are reimbursed for reasonable costs and expenses incurred for attending any of our Board or committee meetings. Compensation, fees, and reimbursable costs and expenses are paid quarterly. During 2019, non-employee directors were eligible to receive equity awards covering shares of Class A Common Stock under the 2017 Incentive Award Plan (the “2017 Plan”) as determined by the Board of Directors. On January 24, 2019, each of our non-employee directors (except Katherine Blair who joined our Board of Directors on May 15, 2019) received a discretionary award of 3,500 restricted shares of Class A Common Stock with a grant date fair value under FASB ASC Topic 718 of $91,035, with all shares scheduled to vest on May 1, 2022, subject to each director’s continued service through the vesting date. On May 21, 2019, after commencing service on the Board of Directors, Katherine Blair received a discretionary award of 3,500 restricted shares of Class A Common Stock with a grant date fair value under FASB ASC Topic 718 of $100,030, with all shares scheduled to vest on May 1, 2022, subject to her continued service through the vesting date.

Employee Directors. During fiscal 2019, Robert Greenberg, Michael Greenberg and David Weinberg were executive officers serving on our Board of Directors, and Jeffrey Greenberg was the only non-executive employee serving on our Board of Directors. Employees of Skechers who are members of the Board of Directors are not paid any directors’ fees or other compensation for their service on our Board of Directors. Compensation of Robert Greenberg, Michael Greenberg and David Weinberg earned in 2019 is set forth under “Executive Compensation.” Compensation of Jeffrey Greenberg earned in 2019 is described in the section entitled “Transactions with Related Persons” in this proxy statement. During the 2019 fiscal year, employee directors were eligible to receive awards of shares of Class A Common Stock, grants of options to purchase shares of Class A Common Stock and other equity-based compensation under the 2017 Plan as determined by the Board of Directors. As a component of their total compensation as executive employees for the 2019 fiscal year, on January 24, 2019, Robert Greenberg, Michael Greenberg and David Weinberg each received a discretionary award of restricted shares of Class A Common Stock, which is described under “Executive Compensation—Grants of Plan-Based Awards in Fiscal 2019.”

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis describes our compensation strategy, philosophy, policies, programs and practices for our Named Executive Officers for 2019 and should be read together with the compensation tables and related disclosures set forth below. The Named Executive Officers are those executive officers listed in the table captioned Summary Compensation Table in this proxy statement: Robert Greenberg, Chief Executive Officer; John Vandemore, Chief Financial Officer; Michael Greenberg, President; David Weinberg, Chief Operating Officer and Executive Vice President; and Mark Nason, Executive Vice President of Product Development. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we may adopt in the future may differ materially from the compensation strategy, philosophy, policies, programs and practices summarized in this discussion.

Alignment of Executive Compensation with Financial Performance—Highlights

Our executive compensation program is designed to reward superior performance by our company. The company delivered strong financial performance during the 2019 fiscal year, including the following highlights:

•	Net sales increased $578.0 million, or 12.5%, to $5.22 billion compared to sales of $4.64 billion in 2018.

•	Net earnings attributable to Skechers U.S.A., Inc. were $346.6 million, an increase of $45.6 million, or 15.1%, compared to net earnings of $301.0 million in 2018.

•	Diluted earnings per share attributable to Skechers U.S.A., Inc. was $2.25, which reflected a 17.2% increase from diluted earnings per share of $1.92 in 2018.

The total compensation of all Named Executive Officers for 2019, which is disclosed in the “Executive Compensation—Summary Compensation Table” below, included increases in base salary and incentive compensation in comparison to 2018, with restricted stock awards either increasing or decreasing for each Named Executive Officer depending on the timing and number of shares awarded in those years. The Compensation Committee determined to increase the 2019 annual base salaries of each of the Named Executive Officers from their 2018 levels, following consideration of each executive’s individual contributions to our strong financial performance in 2018 and the recommendations of our Chief Executive Officer, Robert Greenberg, our President, Michael Greenberg, and our Chief Operating Officer, David Weinberg.

Role of the Compensation Committee

Our executive compensation program is administered by or under the direction of the Compensation Committee of our Board of Directors. Under the terms of its Charter, the Compensation Committee is responsible for (i) discharging the Board’s responsibilities relating to compensation of our executive officers, (ii) overseeing the administration of our executive compensation plans, (iii) reviewing and discussing with our management this Compensation Discussion and Analysis required by the applicable SEC rules and recommending to the Board its inclusion in this proxy statement and (iv) producing the annual report on executive compensation included elsewhere in this proxy statement in accordance with the applicable SEC rules.

The Compensation Committee has the authority to retain the services of outside advisors, experts and other consultants to assist in the evaluation of the compensation of the Chief Executive Officer, the other executive officers and the Board of Directors. Neither our management nor the Compensation Committee retained a compensation consultant in 2019 to review policies and procedures with respect to executive compensation or to advise us on compensation matters. The Compensation Committee ensures that each component of executive compensation, as well as compensation in the aggregate, is competitive by relying on its members’ deep expertise and years of experience with the companies with which we compete for talent. For 2019, the Compensation Committee reviewed and considered management’s compensation recommendations and then discussed these recommendations with management.

Role of Management in Compensation Decisions

Management, led by our Chief Executive Officer, President and Chief Operating Officer, annually makes recommendations to the Compensation Committee regarding (i) annual base salary and bonuses to be paid to executive officers, (ii) the formation and modification of our equity-based and incentive compensation plans for executive officers, (iii) awards to be granted under our equity-based compensation plan and (iv) performance metrics to be used to calculate incentive compensation that executive officers may earn under our incentive compensation plan. Management also meets periodically with the Compensation Committee to discuss these recommendations, which are based on management’s assessment of the base salary, equity-based compensation and incentive compensation opportunities that are competitive within our industry and within the geographical labor markets in which we participate. The Compensation Committee may adopt, modify or reject any of these recommendations.

Compensation Objectives

The basic compensation philosophy of the Compensation Committee is to provide competitive salaries and incentives to executive officers in order to promote superior financial performance. The Compensation Committee believes that compensation paid to executive officers should be closely aligned with our performance, linked to specific, measurable results intended to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

Our executive compensation policies are designed to achieve the following four objectives:

•	attract and motivate well-qualified individuals with the ability and talent to enable us to achieve our business objectives and corporate strategies;

•	provide incentives to achieve specific short-term individual and corporate goals by rewarding achievement of those goals at established financial performance levels;

•	provide incentives to achieve longer-term financial goals and reinforce sense of ownership through award opportunities that can result in ownership of stock; and

•	promote retention of key executives and align the interests of management with those of the stockholders to reinforce achievement of continuing increases in stockholder value.

Consistent with our performance-based philosophy, the Compensation Committee reviewed and approved our compensation programs for 2019 to effectively balance executive officers’ salaries with incentive compensation that was performance-based. We believe that it served the needs of our stockholders to provide incentives commensurate with individual management responsibilities and past and future contributions to corporate objectives. The mix of compensation elements varied among the executive officers based on each executive officer’s position, responsibilities and performance.

To maximize stockholder value, we believe that it is necessary to deliver consistent, long-term sales and earnings growth. Accordingly, the Compensation Committee reviews not only the individual compensation elements, but the mix of individual compensation elements that make up the aggregate compensation, and attempts to balance the total compensation package between short-term, long-term and cash and equity compensation in a way that meets the objectives set forth above.

Elements of Compensation

Our executive compensation has historically consisted of three primary components:

•	base salary and benefits;

•	performance-based cash compensation, if any, under the 2006 Annual Incentive Compensation Plan (the “2006 Plan”); and

•	equity compensation awarded under the 2017 Plan.

These components, individually and in the aggregate, are designed to accomplish one or more of the compensation objectives described above.

Base Salary

Base salaries for our Named Executive Officers are established based on the scope of their respective responsibilities, taking into account market compensation paid by competitors within our industry and other companies of similar type, size and financial performance for individuals in similar positions. We set base compensation for our Named Executive Officers at levels that we believe enable us to hire and retain individuals in a competitive environment, and to reward satisfactory performance at an acceptable level based upon contributions to our overall business objectives.

Base salaries are generally reviewed annually, but may be adjusted from time to time to realign salaries with market levels. In reviewing base salaries, we consider various factors, including (i) each individual’s level of responsibilities, performance and results achieved, and professional experience, (ii) a comparison to base salaries paid to employees in comparable positions by our competitors and companies of similar type, size and financial performance and (iii) cost of living increases.

In January 2019, the Compensation Committee approved increases to the annual base salaries of the Named Executive Officers for 2019 from their 2018 levels by $350,000 for Robert Greenberg, $512,500 for Michael Greenberg, $225,000 for David Weinberg, $275,000 for Mark Nason and $100,000 for John Vandemore. These increases were based on the Compensation Committee’s review of each executive’s individual contributions to our strong financial performance in 2018 and the recommendations of our Chief Executive Officer, Robert Greenberg, our President, Michael Greenberg, and our Chief Operating Officer, David Weinberg, with respect to each other Named Executive Officer. The Compensation Committee determined in its judgment that the amounts of these increases were competitive with the marketplace.

Annual Incentive Compensation

The 2006 Plan is intended to advance our interests and those of our stockholders and to assist us in attracting and retaining executive officers by providing incentives and financial rewards to such executives who, because of the extent of their responsibilities can make significant contributions to our success through their ability, industry expertise, loyalty and exceptional services.

The 2006 Plan provides executive employees, including the Named Executive Officers, with the opportunity to earn bonuses based on our financial performance by linking incentive award opportunities to the achievement of our short-term performance goals. The 2006 Plan allows us to set performance periods equal to fiscal quarters, fiscal years or such other period that the Compensation Committee may establish up to five years in length, and determine performance criteria and goals for such performance periods that are flexible and change with the needs of our business. The Compensation Committee annually approves the performance criteria and goals that will be used in formulae to calculate our Named Executive Officers’ incentive compensation on a quarterly basis for each fiscal year. By determining performance criteria and setting goals at the beginning of each fiscal year, our Named Executive Officers understand our goals and priorities during the current fiscal year. Following the conclusion of each quarter during the current fiscal year, the Compensation Committee certifies the amount of the award for each participant for each such quarter. The amount of an award actually paid to a participant each quarter may, in the sole discretion of the Compensation Committee, be reduced to less than the amount payable to the participant based on attainment of the performance goals for each such quarter.

The Compensation Committee approved the performance goals of the Named Executive Officers for fiscal 2019 in January 2019. As in 2018, the performance criteria used in the formulae to calculate the incentive compensation of the Named Executive Officers for 2019 was our net sales growth because the Compensation Committee believes that it provides an accurate measure of our annual performance. Based on this performance goal, the Named Executive Officers were targeted to receive incentive compensation between 10% and 50% of their total cash compensation, calculated as the sum of base salary and earned incentive compensation for 2019 (“Cash Compensation”), which was determined in the judgment of the Compensation Committee to be competitive in the marketplace for similar positions. In determining the potential awards that computed into these percentages, the Compensation Committee additionally considered each Named Executive Officer’s position, responsibilities, experience and prospective contribution to the attainment of our performance goals. The percentage of total compensation represented by incentive awards is generally higher for more senior executives to reflect their greater influence on profits and sales and to put a larger percentage of their total potential cash compensation “at risk.” Accordingly, our Chief Executive Officer, Robert Greenberg, was near the higher end of the range.

The Compensation Committee did not place a maximum limit on the incentive compensation that could have been earned by the Named Executive Officers in 2019, although the maximum amount of incentive compensation that any Named Executive Officer may earn in a 12-month period under the 2006 Plan is $5,000,000.

The potential payments of incentive compensation to our Named Executive Officers are performance-driven and therefore completely at risk. Any incentive compensation to be paid to the Named Executive Officers is earned based on the Compensation Committee’s pre-approved performance criteria and formulae for the respective Named Executive Officers. The Named Executive Officers’ annual incentive compensation is calculated on a quarterly basis by multiplying net sales growth, which is the amount by which net sales for the applicable quarter exceeded net sales for the corresponding quarter in the prior year, by the percentages that were pre-approved by the Compensation Committee, as set forth in the following tables.

		First Quarter	Second Quarter	Third Quarter	Fourth Quarter
		(i)	(ii)	(iii)	(iv)
Amount by which net sales for the quarter in fiscal 2019 exceeded net sales for the corresponding quarter in fiscal 2018 ($)		26,677,965	123,787,014	177,602,890	249,933,207

	Pre-approved Percentage (%)	Incentive Compensation Calculated on a Quarterly Basis ($)				2019 Annual Incentive Compensation ($)
Name of Executive		First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(a)	(a)x(i)	(a)x(ii)	(a)x(iii)	(a)x(iv)
Robert Greenberg	0.6500	173,407	804,492	1,154,419	1,624,566	3,756,884
John Vandemore	0.1000	26,678	123,768	177,603	249,934	577,983
Michael Greenberg	0.3000	80,034	371,304	532,809	749,800	1,733,947
David Weinberg	0.2000	53,356	247,536	355,206	499,867	1,155,965
Mark Nason	0.1375	36,683	170,181	244,205	343,659	794,728

Based on our financial performance and the performance goals previously set by the Compensation Committee for each Named Executive Officer for 2019, the actual incentive compensation earned by each Named Executive Officer for 2019 was $3,756,884 for Robert Greenberg, which represented 42% of his Cash Compensation; $1,733,947 for Michael Greenberg, which represented 29% of his Cash Compensation; $1,155,965 for David Weinberg, which represented 27% of his Cash Compensation; $794,728 for Mark Nason, which represented 29% of his Cash Compensation; and $577,983 for John Vandemore, which represented 39% of his Cash Compensation.

Cash incentive compensation awarded under the 2006 Plan incentivizes the achievement of our short-term performance objectives and complements the long-term equity compensation program described below.

Equity-Based Compensation

Our employees, including the Named Executive Officers, are eligible to receive, from time to time, awards of restricted stock, stock options and other equity-based compensation under the 2017 Plan that are designed to:

•	closely align management and stockholder interests;

•	promote retention and reward executives and other key employees for building stockholder value; and

•	encourage long-term investment in our company.

The Compensation Committee believes that stock ownership by management has been demonstrated to be beneficial to all stockholders. Historically, awards of restricted stock made to our Named Executive Officers are subject to certain time-vesting restrictions that generally lapse over a period of two to four years from the date of the award depending on the specific award.

In January 2019, the Compensation Committee awarded 150,000, restricted shares to Robert Greenberg, 125,000 restricted shares to Michael Greenberg, 100,000 restricted shares to David Weinberg, 50,000 restricted shares to Mark Nason and 30,000 restricted shares to John Vandemore, which are scheduled to vest between March 2021 and March 2023, subject to their continued service on the applicable vesting dates, with the majority (approximately 80%) of the shares not vesting until March 2023. The Compensation Committee determined in its judgment that the amounts of these grants were competitive with restricted stock awards in the marketplace.

This vesting schedule promotes retention and encourages long-term investment in our company by the Named Executive Officers, while also providing a reasonable time frame to align the Named Executive Officers’ compensation with stockholder interests since any appreciation of our stock price will benefit both management and stockholders. An additional advantage of restricted stock is that, in comparison to stock options, fewer shares are required to deliver the same economic value, which may result in lower stockholder dilution than granting stock options.

Employment Agreements and Change of Control Provisions

We do not have any employment, severance or change-of-control agreements in effect with any of our Named Executive Officers except for Michael Greenberg and David Weinberg. The following is a description of the material terms of the employment agreements with Messrs. Greenberg and Weinberg and of the change of control provisions of the restricted stock granted under the 2007 Incentive Award Plan (the “2007 Plan”), which expired on May 24, 2017, and the 2017 Plan.

Michael Greenberg

On May 23, 2019, we entered into a new employment agreement with Michael Greenberg to replace the pre-existing employment agreement (the “Greenberg Agreement”). The Greenberg Agreement was entered into with Mr. Greenberg for the purpose of extending the term of the pre-existing employment agreement. The terms of the Greenberg Agreement were effective as of January 1, 2019 and were negotiated and approved by the Compensation Committee with Mr. Greenberg prior to the date he and our company entered into the agreement. Subject to certain termination provisions and recurring automatic one-year renewal terms annually on January 1, the Greenberg Agreement originally provided for Mr. Greenberg’s continued employment by us as our President through December 31, 2022.

The Greenberg Agreement provides for the following compensation and benefits:

•	base salary at the annual rate of not less than $4,250,000 (subject to annual review by the Board or the Compensation Committee);

•

annual incentive compensation, as calculated on a quarterly basis, equal to not less than 0.30% of the amount by which net sales for the applicable quarter exceeds net sales by the corresponding quarter in the prior year (subject to annual review by the Board or the Compensation Committee);

•

acknowledgement of awards of (i) 90,000 shares of Class A Common Stock that were granted on March 30, 2016, of which 45,000 shares vested on May 1, 2019 and 45,000 shares vest on May 1, 2020, (ii) 410,000 shares of Class A Common Stock that were granted on January 12, 2018, of which 80,000 shares vested on March 1, 2019, 80,000 shares subsequently vested on March 1, 2020, and 125,000 shares vest on each of March 1, 2021 and 2022, and (iii) 125,000 shares of Class A Common Stock that were granted on January 24, 2019 and vest on March 1, 2023, subject to the terms and conditions of the 2007 Plan and the 2017 Plan, as the case may be, and the applicable restricted stock agreements previously entered into between Mr. Greenberg and our company (the “Greenberg RSA’s”); and

•

participation in our other benefit plans and policies on terms consistent with those generally applicable to our other senior executives (including, without limitation, vacation benefits and other perquisites).

The Greenberg Agreement also provides for certain severance payments and benefits upon certain terminations of employment, including in connection with a change in control of our company, as described in greater detail below.

David Weinberg

On May 23, 2019, we entered into a new employment agreement with David Weinberg to replace the pre-existing employment agreement (the “Weinberg Agreement”). The Weinberg Agreement was entered into with Mr. Weinberg for the purpose of extending the term of the pre-existing employment agreement. The terms of the Weinberg Agreement were effective as of January 1, 2019 and were negotiated and approved by the Compensation Committee with Mr. Weinberg prior to the date he and our company entered into the agreement. Subject to certain termination provisions and recurring automatic one-year renewal terms annually on January 1, the Weinberg Agreement originally provided for Mr. Weinberg’s continued employment by us as our Chief Operating Officer through December 31, 2022.

The Weinberg Agreement provides for the following compensation and benefits:

•	base salary at the annual rate of not less than $3,100,000 (subject to annual review by the Board or the Compensation Committee);

•

annual incentive compensation, as calculated on a quarterly basis, equal to not less than 0.20% of the amount by which net sales for the applicable quarter exceeds net sales by the corresponding quarter in the prior year (subject to annual review by the Board or the Compensation Committee);

•

acknowledgement of awards of (i) 75,000 shares of Class A Common Stock that were granted on March 30, 2016, of which 37,500 shares vested on May 1, 2019 and 37,500 shares vest on May 1, 2020, (ii) 327,000 shares of Class A Common Stock that were granted on January 12, 2018, of which 63,500 shares vested on March 1, 2019, 63,500 shares subsequently vested on March 1, 2020, and 100,000 shares vest on each of March 1, 2021 and 2022, and (iii) 100,000 shares of Class A Common Stock that were granted on January 24, 2019 and vest on March 1, 2023, subject to the terms and conditions of the 2007 Plan and the 2017 Plan, as the case may be, and the applicable restricted stock agreements previously entered into between Mr. Weinberg and our company (the “Weinberg RSA’s”); and

•

participation in our other benefit plans and policies on terms consistent with those generally applicable to our other senior executives (including, without limitation, vacation benefits and other perquisites).

The Weinberg Agreement also provides for certain severance payments and benefits upon certain terminations of employment, including in connection with a change in control of our company, as described in greater detail below.

Change of Control Provisions

Currently, the Greenberg Agreement and the Weinberg Agreement (collectively, the “Employment Agreements”) with Mr. Greenberg and Mr. Weinberg (each an “Officer” and, collectively, the “Officers”), respectively, provide for certain severance payments and benefits upon certain terminations of employment at any time prior to December 31, 2023, including in connection with a change in control of our company, described as follows:

•

The Employment Agreements provide that if either Officer’s employment with us is terminated by us with “cause” or by the respective Officer without “good reason”, or on account of his death or “disability” (each as defined in the Employment Agreements), he (or his estate) will be paid his then current salary earned through the date of termination, in addition to any accrued but unused vacation.

•

If either Officer’s employment with us is terminated by us without “cause” or by the respective Officer for “good reason,” or by us without “cause” upon a “change in control” (as defined in the Employment Agreements) or within 120 days after a “change in control,” he will be paid his then current salary earned through the date of termination, in addition to any accrued but unused vacation. Each Officer will also be entitled to receive, subject to such Officer delivering a valid release and waiver of claims in favor of our company, the total gross amount equal to his base salary for the remainder of the term, currently ending December 31, 2023 (at the annual rate payable at the time of such termination), plus annual incentive compensation for each of the remaining fiscal years in the term equal to the highest amount of the annual incentive compensation that was earned by such Officer in any fiscal year in the term prior to his termination, less any annual incentive compensation already paid for the fiscal year in which he was terminated, and we will accelerate the vesting of all restricted shares of our Class A Common Stock held by such Officer, provided that such acceleration is allowed by the terms of the 2007 Plan, the 2017 Plan, the Greenberg RSA’s and/or the Weinberg RSA’s, as the case may be.

•

Should the Officers’ payments or benefits (whether under the Employment Agreements or any other plan or arrangement) be subject to the excise tax imposed under Sections 280G and 4999 of the Code, the Employment Agreements provide that such payments or benefits will be reduced so that the present value of the total amount received by the respective Officer will be one dollar less than three times his average yearly taxable income for the five most recent years and so that no portion of such payments or benefits will be subject to such excise tax.

The restricted stock awards granted under the 2007 Plan and the 2017 Plan provide that in the event of a change of control, all outstanding unvested shares will vest in full if the awards are not converted, assumed, or replaced by a successor entity.

A “change of control” is generally defined in the 2007 Plan, including the equity award agreements thereunder, as (i) the acquisition by certain persons of our securities representing 50% or more of the combined voting power of our outstanding securities, (ii) a change during any two-year period in a majority of the Board of Directors unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or whose election or nomination was so approved, (iii) approval by our stockholders of a merger or consolidation (except with certain permitted entities), or (iv) approval by our stockholders of a complete liquidation of our company or the sale or disposition of all or substantially all of our assets.

A “change of control” is generally defined in the 2017 Plan, including the equity award agreements thereunder, as (i) the acquisition by certain persons of our securities representing 50% or more of the combined voting power of our outstanding securities, (ii) a change during any two-year period in a majority of the Board of Directors unless each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or whose election or nomination was so approved, (iii) the consummation of a merger, consolidation, other business combination, sale of all or substantially all of our assets, or the acquisition of assets or stock of another entity, subject to certain exceptions, or (iv) the approval by our stockholders of a complete liquidation or dissolution of our company.

The Compensation Committee believes that the change of control benefits provided under the Employment Agreements and our restricted stock award agreements are consistent with the objectives of providing the highest possible return to stockholders by allowing the Named Executive Officers to be able to effectively participate equally with stockholders in evaluating alternatives in the event of a change of control transaction, without compelling the Named Executive Officer to remain employed under new ownership.

Equity Award Practices

As described under the Equity Compensation section, equity-based awards are a significant component of our overall executive compensation program. We do not backdate grants of awards nor do we coordinate the grant of awards with the release of material information that might result in favorable pricing. New hire grants of awards to executive officers and other new employees are generally based on the date of hire. It is our practice that the per share exercise price for all grants of stock options be equal to the closing price of a share of our Class A Common Stock on the NYSE on the date of grant, and we have never re-priced any grants.

Perquisites and Other Benefits

We provide our Named Executive Officers with certain perquisites and other benefits that are reflected in the “All Other Compensation” column in the table captioned Summary Compensation Table in this proxy statement, which we believe are reasonable, competitive and consistent with our overall executive compensation program. These benefits are intended to facilitate the efficient operation of our business by allowing our Named Executive Officers to better focus their time, attention and capabilities on our company or permit them to be more accessible to the business. The costs of these benefits constitute only a small percentage of each Named Executive Officer’s total compensation and include the following:

Aircraft usage. During 2019, Robert Greenberg, Michael Greenberg and David Weinberg used our aircraft for personal travel. If we are not reimbursed for costs associated with personal use of the aircraft, such costs are considered taxable income to the Named Executive Officer, who is also provided a tax gross-up reimbursement for the applicable income.

Automobile usage. During 2019, automobiles that we purchased at our sole cost were used by Robert Greenberg, Michael Greenberg and David Weinberg. We also paid on their behalf the automobile insurance premiums related to their use of these automobiles. These costs are considered taxable income to the Named Executive Officers, each of whom is also provided a tax gross-up reimbursement for the applicable income.

Country club dues and health club fees. During 2019, we paid country club membership dues and health club membership fees for David Weinberg.

Finance and tax services. During 2019, we paid fees for financial planning and tax preparation services that Robert Greenberg and Michael Greenberg received from their personal accountant.

Profit Sharing and Retirement Plans

The Skechers U.S.A., Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”) is a U.S. tax qualified retirement savings plan pursuant to which all eligible U.S. employees, including the Named Executive Officers, are able to make pre-tax contributions from their cash compensation. The 401(k) Plan provides for us to make discretionary matching contributions to the participants. The amounts and timing of any such discretionary contributions is determined each year in the sole discretion of our management, as the administrator of the 401(k) Plan, subject to approval by our Compensation Committee. For fiscal 2019, the Board of Directors approved a matching contribution for each eligible employee equal to 50% of the employee’s contribution up to 6% of total eligible compensation.

The Skechers U.S.A., Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) is maintained primarily for the purpose of providing a means for deferral of compensation to a select group of employees, including all of our Named Executive Officers, who are limited in their participation under our 401(k) profit sharing plan under statutory requirements. Pursuant to the Deferred Compensation Plan, participants may defer receipt of a portion of their respective cash compensation and elect to have such amounts paid to them (or their beneficiaries in the event of death) upon retirement, termination of employment, death, disability or some other date chosen by the respective participants, in each case, consistent with the terms of the Deferred Compensation Plan. We are not funding the Deferred Compensation Plan, and we will make payments under the Deferred Compensation Plan to each participant as permitted by law and in accordance with the participant’s election decisions. In addition to providing a means to defer compensation for payment at a later date, the Deferred Compensation Plan also provides for us to make discretionary contributions to the participants. The amounts and timing of any such discretionary contributions will be determined in the sole discretion of our Compensation Committee, as the administrator of the Deferred Compensation Plan. For fiscal 2019, the Board of Directors approved a matching contribution for each eligible employee equal to 50% of the employee’s deferral up to 6% of total eligible compensation less the amount of any matching contribution received under the 401(k) Plan for the same fiscal year. A description of the material terms of the Deferred Compensation Plan can be found in the section entitled “Executive Compensation—Non-qualified Deferred Compensation Plan” in this proxy statement.

Impact of Regulatory Requirements

Tax Deductibility of Compensation

Section 162(m) of the Code places a limit of $1 million on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for certain executive officers or “covered employees”. Covered employees consist of any employee who at any time during the applicable taxable year served as our Chief Executive Officer or as our Chief Financial Officer and each of the next three highest compensated officers other than our Chief Executive Officer and our Chief Financial Officer. Covered employees also include any employee who was a covered employee during any preceding taxable year beginning after December 31, 2016. The previous exemption from this limitation for performance based compensation was repealed with the Tax Cuts and Jobs Act of 2017, so all forms of covered employees’ compensation are now subject to the $1 million limitation per covered employee.

The Compensation Committee believes that tax deductibility is a factor to be considered in evaluating a compensation program. Nevertheless, when warranted due to competitive and other factors, the Compensation Committee may award compensation that exceeds the deductibility limit under Section 162(m) of the Code or otherwise pay non-deductible compensation.

Non-qualified Deferred Compensation

Section 409A of the Code requires that “non-qualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and programs for all of our employees and other service providers, including the Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

Accounting Standards

FASB ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of restricted stock and stock options under the 2007 Plan and the 2017 Plan are accounted for under FASB ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align compensation expenses of our equity awards with our overall executive compensation philosophy and objectives.

Other Tax, Accounting and Regulatory Considerations

Many other Code provisions, SEC regulations and accounting rules affect the delivery of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient and in full compliance with these requirements.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (set forth above) with the management of Skechers, and, based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference from this proxy statement, in Skechers’ Annual Report on Form 10-K for the year ended December 31, 2019.

Respectfully submitted,

Richard Siskind, Chairman

Katherine Blair (appointed in August 2019)

Morton Erlich

Thomas Walsh

EXECUTIVE COMPENSATION

The following table provides selected information concerning the compensation earned by our Principal Executive Officer, Principal Financial Officer, and each of our three most highly compensated executive officers who served in positions other than Principal Executive Officer and Principal Financial Officer at the end of the last completed fiscal year (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Robert Greenberg	2019	5,235,192	3,901,500	3,756,884	803,471	(3)	13,697,047
Chairman of the Board and	2018	4,875,000	19,275,000	2,628,498	582,908		27,361,406
Chief Executive Officer	2017	4,230,769	—	3,004,252	529,971		7,773,992

John Vandemore	2019	917,308	780,300	577,983	8,250	(6)	2,283,841
Chief Financial Officer	2018	822,115	—	477,911	—		1,300,026
	2017	40,385	2,076,600	—	—		2,116,985

Michael Greenberg	2019	4,228,846	3,251,250	1,733,947	1,287,021	(4)	10,501,064
President and Director	2018	3,731,250	15,805,500	1,314,250	829,047		21,680,047
	2017	3,230,769	—	1,502,127	489,496		5,222,392

David Weinberg	2019	3,090,481	2,601,000	1,155,965	472,243	(5)	7,319,689
Executive Vice President,	2018	2,860,577	12,605,850	788,551	292,936		16,547,914
Chief Operating Officer and Director	2017	2,480,769	—	901,277	273,609		3,657,299

Mark Nason	2019	1,988,365	1,300,500	794,728	8,250	(6)	4,091,843
Executive Vice President of	2018	1,719,231	—	657,126	8,100		2,384,457
Product Development	2017	1,490,385	—	751,065	7,950		2,249,400

(1)

Represents the aggregate grant date fair value of stock awards granted during the applicable fiscal year, as calculated in accordance with FASB ASC Topic 718. The fair value was calculated using the closing price of our Class A Common Stock on the grant dates for the shares awarded.

(2)

Represents the cash awards that the Named Executive Officers earned under our 2006 Plan. Incentive compensation is paid quarterly based on performance levels that our company achieved in the prior quarter. The amounts listed for each year exclude any bonuses earned by the Named Executive Officers in the previous year that were paid in the indicated year and include incentive compensation earned in the fourth quarter of the indicated year that was paid in the following year. Additional information regarding the 2006 Plan is described in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

(3)

Represents payments of $476,185 for financial planning and tax preparation services for Mr. Greenberg, costs of $127,552 related to automobiles purchased by us for use by Mr. Greenberg and automobile insurance premiums paid by us on his behalf, which includes a tax gross-up reimbursement of $35,322, and incremental costs of $199,734 for personal use of our aircraft, which includes a tax-gross reimbursement of $53,316. The aggregate incremental costs of automobile usage are based on the annual lease values of these automobiles. The aggregate incremental cost for personal use of our aircraft is calculated based on identifiable variable operating costs, which generally include the cost of crew travel expenses, landing fees, trip-related hangar/parking costs, fuel and other variable costs. Because our aircraft are designated primarily for business travel, we do not include the fixed costs that do not change based on usage, such as salaries, our aircraft acquisition costs, insurance and general maintenance costs. We believe that the use of this methodology is a reasonably accurate method for calculating the incremental operating costs of our company-owned aircraft. The aggregate incremental cost of use of our aircraft for personal travel by our

Named Executive Officers’ is allocated entirely to the highest-ranking Named Executive Officer present on the flight, unless circumstances indicate a different allocation is warranted.
(4)

Represents payments of $97,080 for financial planning and tax preparation services for Mr. Greenberg, costs of $110,795 related to an automobile purchased by us for use by Mr. Greenberg and automobile insurance premiums paid by us on his behalf, which includes a tax gross-up reimbursement of $33,583, and incremental costs of $1,079,146 for personal use of our aircraft, which includes a tax-gross reimbursement of $401,698. The aggregate incremental costs of automobile usage are based on the annual lease values of this automobile. See note 3 above regarding the calculation of imputed income and tax gross-up reimbursement for the personal use of our aircraft.

(5)

Represents monthly payments of country club membership dues equal to a total of $13,609, monthly payments of health club membership fees equal to a total of $2,004, costs of $90,428 related to an automobile purchased by us for use by Mr. Weinberg and automobile insurance premiums paid by us on his behalf, which includes a tax gross-up reimbursement of $27,519, incremental costs of $357,952 for personal use of our aircraft, which includes a tax-gross up reimbursement of $132,490, and an annual matching contribution of $8,250 that we made under the Deferred Compensation Plan in March 2019 for fiscal 2018. The aggregate incremental costs of automobile usage are based on the annual lease values of this automobile. See note 3 above regarding the calculation of imputed income and tax gross-up reimbursement for the personal use of our aircraft.

(6)	Represents an annual matching contribution that we made under the Deferred Compensation Plan in March 2019 for fiscal 2018.

Grants of Plan-Based Awards in Fiscal 2019

The following table provides information about plan-based awards granted to the Named Executive Officers in 2019: (i) the grant date, (ii) the estimated future payouts under non-equity incentive plan awards, which consist of potential payouts under the 2006 Plan for the performance period covering fiscal 2019, (iii) the number of shares underlying all other stock awards and (iv) the grant date fair value of each equity award computed under FASB ASC Topic 718.

		Estimated Future Payments Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name of Executive	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Robert Greenberg	—	(1)	(1)	5,000,000	—	—
	1/24/19	—	—	—	150,000	3,901,500
John Vandemore	—	(1)	(1)	5,000,000	—	—
	1/24/19	—	—	—	30,000	780,300
Michael Greenberg	—	(1)	(1)	5,000,000	—	—
	1/24/19	—	—	—	125,000	3,251,250
David Weinberg	—	(1)	(1)	5,000,000	—	—
	1/24/19	—	—	—	100,000	2,601,000
Mark Nason	—	(1)	(1)	5,000,000	—	—
	1/24/19	—	—	—	50,000	1,300,500

(1)

These columns are intended to show the potential value of the payments for each Named Executive Officer under the 2006 Plan if the threshold, target or maximum goals are satisfied for the performance measures. The potential payments are performance-driven and therefore completely at risk. There are no specific threshold or target amounts that can be determined with respect to any payouts of incentive compensation under the 2006 Plan for fiscal 2019 because any amounts payable are determined on a quarterly basis based on pre-approved percentages for each Named Executive Officer multiplied by the amount, if any, that net sales for the applicable quarter exceed net sales for the corresponding quarter in the previous year.

Additional information regarding the business measurements and performance goals for determining the payments are described in the section entitled “Compensation Discussion and Analysis—Annual Incentive Compensation” in this proxy statement. When determining the performance goals, the Compensation Committee did not place a limit on the non-equity incentive compensation that could be earned by the Named Executive Officers in fiscal 2019; however, the maximum amount of incentive compensation that any Named Executive Officer may earn in a 12-month period under the 2006 Plan is $5,000,000.
(2)

This column shows the number of shares of restricted stock awarded in 2019 to the Named Executive Officers under the 2017 Plan. The shares awarded to Robert Greenberg, Michael Greenberg and David Weinberg are scheduled to vest on March 1, 2023. The shares awarded to Mark Nason are scheduled to vest in two equal installments on March 1, 2021 and 2022. The shares awarded to John Vandemore are schedule to vest as follows: 5,000 shares on each of March 1, 2021 and 2022, and 20,000 shares on March 1, 2023. All scheduled vesting is subject to the executive’s continued service on the applicable vesting date.

(3)

This column shows the aggregate grant date fair value of stock awards in 2019, as calculated in accordance with FASB ASC Topic 718. The fair value was calculated using the closing price of our Class A Common Stock on the grant dates for the shares awarded, which was $26.01 per share on January 24, 2019.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table provides information on the outstanding stock awards, specifically unvested shares of restricted stock, held by the Named Executive Officers as of December 31, 2019. Each stock award is shown separately for each of the Named Executive Officers. The market value of each stock award is based on the closing price of our Class A Common Stock as of December 31, 2019, which was $43.19. None of the Named Executive Officers held any outstanding option awards as of December 31, 2019. For additional information about option awards and stock awards, see the description of equity-based compensation in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

	Stock Awards
Name of Executive	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert Greenberg	100,000	(1)	4,319,000
	50,000	(2)	2,159,500
	300,000	(3)	12,957,000
	150,000	(5)	6,478,500
John Vandemore	45,000	(4)	1,943,550
	30,000	(3)	1,295,700
Michael Greenberg	80,000	(1)	3,455,200
	45,000	(2)	1,943,550
	250,000	(3)	10,797,500
	125,000	(5)	5,398,750
David Weinberg	63,500	(1)	2,742,565
	37,500	(2)	1,619,625
	200,000	(3)	8,638,000
	100,000	(5)	4,319,000
Mark Nason	25,000	(2)	1,079,750
	50,000	(3)	2,159,500

(1)	Shares of restricted stock that vested on March 1, 2020.
(2)	Shares of restricted stock scheduled to vest on May 1, 2020, subject to the executive’s continued service through the applicable vesting date.
(3)	Shares of restricted stock scheduled to vest in two equal installments on March 1, 2021 and 2022, subject to the executive’s continued service through the applicable vesting date.

(4)

Shares of restricted stock that vested or are scheduled to vest, as the case may be, in three equal installments on March 1, 2020 and the first two anniversaries thereof, subject to the executive’s continued service through the applicable vesting date.

(5)	Shares of restricted stock scheduled to vest on March 1, 2023, subject to the executive’s continued service through the applicable vesting date.

Options Exercised and Stock Vested in Fiscal 2019

The following table provides information for the Named Executive Officers regarding the number of shares acquired in 2019 upon the vesting of restricted stock awards and the value realized, each before payment of any applicable withholding tax. None of the Named Executive Officers exercised any stock options in 2019.

	Stock Awards
Name of Executive	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert Greenberg	150,000	4,985,000
John Vandemore	15,000	513,000
Michael Greenberg	125,000	4,144,500
David Weinberg	101,000	3,345,450
Mark Nason	25,000	782,500

(1)	Amounts are calculated by multiplying the number of shares acquired on vesting of the related stock awards by the closing price per share of our company’s Class A Common Stock on the date of vesting.

Non-qualified Deferred Compensation Plan

The following table provides information about contributions, aggregate earnings and account balances under our Deferred Compensation Plan, as more fully described below, for the following Named Executive Officers who participated in the plan in 2019.

Name of Executive	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2019 ($)
John Vandemore	178,043	8,250	52,638	—	349,462	(4)
David Weinberg	1,045,318	8,250	1,444,848	—	6,890,870	(5)

(1)

The amount of the contributions made by the Named Executive Officer, as reported above, is also included in the Named Executive Officer’s compensation reported in the Summary Compensation Table for 2019 either as “Salary” or “Non-Equity Incentive Plan Compensation.”

(2)	The amount of Company contributions is also included in the Named Executive Officer’s compensation reported in the Summary Compensation Table for 2019 as “All Other Compensation.”
(3)

The amount in this column represents the gains and losses by funds in which investments were made under the Deferred Compensation Plan. These amounts are not reported in the Summary Compensation Table.

(4)

Represents contributions of $306,738 made by Mr. Vandemore, which were also included in his compensation reported in the Summary Compensation Table for 2018 and 2019, as adjusted for Company contributions and aggregate gains since he began participating in the Deferred Compensation Plan in 2018.

(5)

Represents contributions of $4,811,313 made by Mr. Weinberg, which were also included in his compensation reported in the Summary Compensation Table for 2013 through 2019, as adjusted for Company contributions and aggregate gains since he began participating in the Deferred Compensation Plan in 2013.

Under the Deferred Compensation Plan, eligible employees, including our Named Executive Officers, are permitted to defer receipt of up to 75% of their base salary and 100% of their commissions and bonuses. A participant’s deferrals are deemed 100% vested at all times and are credited to an account balance. This account balance represents a participant’s entire interest under the Deferred Compensation Plan. The Deferred Compensation Plan provides the opportunity for us to contribute additional discretionary contributions to an eligible employee’s account if authorized by the Compensation Committee and subject to such terms and conditions as provided by the Compensation Committee. For fiscal 2019, the Compensation Committee approved a matching contribution for each eligible employee equal to 50% of the employee’s contribution up to 6% of total eligible compensation.

A participant shall receive his or her account balance following the first to occur of: (i) a separation from service, (ii) a specified date elected by the participant, (iii) disability, (iv) death (with account balance distributed to a designated beneficiary) or (v) an unforeseeable emergency (as determined at the sole discretion of the Compensation Committee). Generally, the account balance will be distributed in a single lump sum regardless of the payment event. If, however, a participant separates from service within two years following a change in control of our company, or separates from service with five years of service and the sum of his or her age and years of employment is at least 65 years, payment of the participant’s account balance under the Deferred Compensation Plan may be made in a series of payments over a period of two to ten years instead of a single lump sum (subject to a timely participant election). Similarly, if a participant has established one or more specified dates upon which to receive a distribution of his or her account balance (or a portion thereof) or becomes disabled, payment of the participant’s account balance under the Deferred Compensation Plan may be made in a series of payments over a period of two to five years instead of a single lump sum (subject to a timely participant election).

The Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. A “rabbi trust” has been established to satisfy our obligations under the plan. The Deferred Compensation Plan provides investment options, or fund media, amongst which participants make investment allocations that provide the basis on which gains and losses are attributed to account balances under the plan, and such options may change from time to time. In 2019, the Deferred Compensation Plan permitted participants to choose from among 37 investment options. The rates of return for 2019 ranged from 1.76% to 45.17%.

The investment options under the Deferred Compensation Plan and their rates of return for 2019 are provided in the following table.

Name of Investment Option	Rate of Return (%)
American Century VP Mid Cap Value	29.15
Davis Financial	25.86
DWS VIT Small Cap Index VIP	25.22
Fidelity VIP Balanced	24.11
Fidelity VIP Contrafund	31.27
Fidelity VIP Freedom 2005	13.60
Fidelity VIP Freedom 2010	15.75
Fidelity VIP Freedom 2015	17.97
Fidelity VIP Freedom 2020	19.88
Fidelity VIP Freedom 2025	21.51
Fidelity VIP Freedom 2030	24.11
Fidelity VIP Freedom 2035	27.13
Fidelity VIP Freedom 2040	28.23
Fidelity VIP Freedom 2045	28.25
Fidelity VIP Freedom 2050	28.22
Fidelity VIP Freedom Income	11.63
Fidelity VIP Government Money Market	1.76
Great-West MFS International Value	22.06
Great-West T. Rowe Price Mid Cap Growth	31.28
Invesco V.I. High Yield - Series I Shares	13.51
Invesco V.I. International Growth	28.57
Invesco V.I. Managed Volatility	18.58
Janus Henderson VIT Global Technology	45.17
MFS VIT Global Equity	30.57
PIMCO VIT Real Return	8.44
PIMCO VIT Total Return	8.35
T. Rowe Price Health Sciences	28.95
T. Rowe Price New America Growth	34.93
Van Eck VIP Emerging Markets	30.60
Van Eck VIP Global Hard Assets	11.87
Vanguard VIF Diversified Value	25.70
Vanguard VIF Equity Index	31.30
Vanguard VIF International	31.22
Vanguard VIF Mid-Cap Index	30.87
Vanguard VIF Short-Term Investment-Grade	5.69
Vanguard VIF Small Company Growth	28.11
Vanguard VIF Total Bond Market Index	8.67

Termination and Change of Control Benefits

The following table sets forth the estimated amounts the Officers would have been entitled to receive had their employment with us terminated and/or a change in control of our company occurred on the last business day of fiscal 2019, which was December 31, 2019. These amounts do not include the incentive compensation that the Officers earned for the fourth quarter of 2019 under the 2006 Plan, which he also would have been entitled to receive if any of these trigger events had occurred on December 31, 2019. These benefits also do not include any amounts with respect to fully vested Deferred Compensation Plan (as defined below) or 401(k) profit sharing plan benefits.

Name	Triggering Event	Cash Severance ($)	Value of Accelerated Restricted Stock ($)(3)	Total ($)
Michael Greenberg	Death/Disability	—	—	—
	Termination Without Cause or Resign For Good Reason	18,523,221(1)	21,595,000	40,118,221
	Change in Control(4)	—	21,595,000	21,595,000
	Change in Control and Termination Without Cause	18,523,221(1)	21,595,000	40,118,221

David Weinberg	Death/Disability	—	—	—
	Termination Without Cause or Resign For Good Reason	12,767,895(2)	17,319,190	30,087,085

	Change in Control(4)	—	17,319,190	17,319,190
	Change in Control and Termination Without Cause	12,767,895(2)	17,319,190	30,087,085

(1)

Represents an amount equal to the sum of $4,250,000, which was Mr. Greenberg’s annual base salary on December 31, 2019, plus $1,924,407, which was the annual incentive compensation that he earned in 2015, which is the highest amount of annual incentive compensation that he earned to date during the term of his Employment Agreement, multiplied by three, which represented the remaining three years of the term under his Employment Agreement as of December 31, 2019.

(2)

Represents an amount equal to the sum of $3,100,000, which was Mr. Weinberg’s annual base salary on December 31, 2019, plus $1,155,965, which was the annual incentive compensation that he earned in 2019, which is the highest amount of annual incentive compensation that he earned to date during the term of his Employment Agreement, multiplied by three, which represented the remaining three years of the term under his Employment Agreement as of December 31, 2019.

(3)

Represents the value of the acceleration of vesting of the Officer’s outstanding restricted stock, based on the closing price of our Class A Common Stock on December 31, 2019, which was $43.19 per share.

(4)	Upon a “change in control” under the 2017 Plan, outstanding equity awards are accelerated if the awards are not converted, assumed, or replaced by the successor entity.

Incentive Award Plans

Upon a “change of control” under the 2007 Plan and the 2017 Plan, Robert Greenberg, John Vandemore, Michael Greenberg, David Weinberg and Mark Nason would be entitled to full vesting of their outstanding restricted stock if the awards are not converted, assumed, or replaced by a successor entity, which would be valued at $25,914,000, $3,239,250, $21,595,000, $17,319,190 and $3,239,250, respectively, based on the closing price of our Class A Common Stock on December 31, 2019, which was $43.19 per share.

For additional information about change of control terms under the 2017 Plan, see the description provided in the section entitled “Compensation Discussion and Analysis” in this proxy statement.

CEO Pay Ratio

For 2019, our Chief Executive Officers’ annual total compensation, as disclosed in the Summary Compensation Table appearing on page 23, was $13,697,047, and the annual total compensation of our median employee was $47,634, resulting in a CEO pay ratio of 288 to 1. Because the median employee whom we identified in 2017 has since terminated employment with us, for the 2019 CEO pay ratio we used as the median employee, another employee with the same 2017 actual total direct compensation as the original median employee. The annual total compensation of our CEO and our median employee were calculated in accordance with the requirements of the applicable SEC rules.

For 2017, we determined our median employee based on actual total direct compensation paid to our employees worldwide in 2017. Total direct compensation included base salary or wages (based on our payroll records), annual cash incentive awards earned for 2017 and the grant fair value of equity awards granted during the measurement period. Permanent employees who joined in 2017 and permanent employees who were on leave during 2017 were assumed to have worked for the entire measurement period. We captured all employees as of December 31, 2017, consisting of 24,599 individuals globally, with approximately 57.6% of these individuals located in the U.S. and approximately 42.4% located outside of the U.S. Earnings of our employees outside the U.S. were converted to U.S. dollars using an average currency exchange rate over the measurement period.

As noted above, we have a large global workforce, which largely consists of part-time employees paid on an hourly basis and working in our retail stores. Of the 14,178 individuals working in the United States, 77% were part-time employees, most of whom work in our domestic retail stores, including our median employee, and a similar percentage of our non-U.S. workforce is also part-time employees. Accordingly, this had a significant impact on the calculation of our CEO pay ratio.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2019 regarding compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2017 Plan	—	—	6,515,750
2018 ESPP	—	—	4,517,481	(1)

Total plans approved by security holders	—(2)	—	11,033,231	(3)

Total	—		11,033,231

(1)	We expect that approximately 110,000 shares will be issued with respect to the purchase period in effect as of December 31, 2019, which purchase period ends on May 31, 2020.
(2)	Amount does not include 3,426,823 shares of restricted stock, which were awarded under the 2007 Plan and the 2017 Plan, that were outstanding as of December 31, 2019.
(3)	The shares available for issuance under the 2017 Plan are available for issuance as restricted stock and other forms of equity-based compensation in addition to stock options, warrants and rights.

Relationship of Risk to Compensation Policies and Practices

In March 2020, our company’s management and Compensation Committee reviewed our compensation policies and practices to determine whether any potential risks related to our compensation policies and practices for executives and other employees could encourage decision making that could expose our company to unreasonable risks of material adverse consequences to our financial condition, results of operations or cash flows. The Compensation Committee discussed these potential pay risks with management and determined that any such pay risks do not expose our company to any risks that could result in a material adverse effect to our financial condition, results of operations or cash flows.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee consists of three non-employee directors who are independent under the standards adopted by the Board of Directors and applicable NYSE Rules and SEC standards. The Audit Committee is responsible for oversight and evaluation of (i) the quality and integrity of Skechers’ consolidated financial statements, (ii) the performance of Skechers’ internal audit and internal controls functions in addition to financial risk assessment and management applicable to Skechers, (iii) Skechers’ policies and procedures regarding transactions with related persons, (iv) the appointment, compensation, independence and performance of Skechers’ independent registered public accounting firm, BDO USA, LLP (“BDO”), and (v) Skechers’ compliance with legal and regulatory requirements.

The Audit Committee has done the following:

•

it reviewed and discussed with Skechers’ management, internal finance staff, internal auditors and BDO, with and without management present, Skechers’ audited consolidated financial statements for the fiscal year ended December 31, 2019, management’s assessment of the effectiveness of Skechers’ internal control over financial reporting, and BDO’s evaluation of Skechers’ internal control over financial reporting;

•

it discussed with BDO the results of its examinations and the judgments concerning the quality, as well as the acceptability, of Skechers’ accounting principles and such other matters that Skechers is required to discuss with its independent registered public accounting firm under applicable rules, regulations and U.S. generally accepted auditing standards (including Auditing Standard No. 1301, “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board); and

•

it received from BDO the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with BDO its independence from Skechers and management, including a consideration of the compatibility of non-audit services with their independence, the scope of the audit and the fees paid to BDO during the year.

Based on our review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2019 be included in Skechers’ Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Respectfully submitted,

Morton Erlich, Chairman

Geyer Kosinski

Richard Siskind

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2019 and 2018

BDO provided services for the fiscal years ended December 31, 2019 and 2018 in the categories and amounts as follows:

Service	2019	2018
Audit fees(1)	$2,319,000	$2,138,000
Audit-related fees(2)	—	3,000
Tax fees(3)	187,000	172,000
All other fees	—	—

Total audit and non-audit fees	$2,506,000	$2,314,000

(1)

These are fees for the audit of our annual consolidated financial statements and the review of our annual report on Form 10-K, the review of condensed consolidated financial statements included in our quarterly reports on Form 10-Q, the attestation of the effectiveness of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and consultations regarding financial accounting and reporting, as well as for services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	These are fees for the audit of gross receipts from one of our domestic retail stores.
(3)	These are fees for U.S. federal, state and international tax compliance and tax consulting.

BDO has served as our independent registered public accounting firm since 2013 and has been appointed by the Audit Committee to audit our annual consolidated financial statements for the year ending December 31, 2020.

Pre-Approval Policy

The Audit Committee’s Pre-Approval Policy provides for pre-approval of specifically described audit, audit-related, tax and all other services by the Audit Committee in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. The Pre-Approval Policy also provides a list of prohibited non-audit services. Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, the requested service will require specific pre-approval by the Audit Committee. The term of any pre-approved services is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and may revise the list of pre-approved services, based on subsequent determinations. Pre-approval fee levels for all services to be provided by the independent registered public accounting firm are established annually by the Audit Committee after the independent registered public accounting firm’s appointment for the then current fiscal year has been approved by the Audit Committee. Any fees for proposed services exceeding these levels will also require specific pre-approval by the Audit Committee. All services provided by our independent registered public accounting firm in 2019 were pre-approved in accordance with the Audit Committee’s pre-approval requirements.

Attendance at Annual Meeting

A representative of BDO will attend the Annual Meeting to make any statements he or she may desire and to respond to appropriate stockholder questions.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Class A Common Stock and Class B Common Stock as of March 23, 2020 by (i) each of our directors, (ii) each of our Named Executive Officers, (iii) each person that we know to be a beneficial owner of more than 5% of either class of our Common Stock and (iv) all of our directors and executive officers as a group.

Each stockholder’s percentage of ownership in the following table is based upon 135,319,208 shares of Class A Common Stock and 22,407,803 shares of Class B Common Stock outstanding as of March 23, 2020. Our Class B Common Stock is convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership is determined in accordance with SEC rules and regulations. In computing the number of shares of our Class A Common Stock beneficially owned by a person and the percentage of beneficial ownership of that person, shares of Class A Common Stock underlying notes, options or shares of Class B Common Stock held by that person that are convertible or exercisable, as the case may be, within 60 days of March 23, 2020 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. To our knowledge, unless otherwise indicated in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of Class A and Class B Common Stock set forth opposite such person’s name. Unless otherwise indicated in the footnotes below, the address of each beneficial owner listed below is c/o Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266.

Name of Beneficial Owner	Number of Class A Shares Beneficially Owned		Percentage of Class A Shares Beneficially Owned	Number of Class B Shares Beneficially Owned		Percentage of Class B Shares Beneficially Owned
5% stockholders:
FMR LLC	20,087,073	(1)	14.8%	—		—
The Vanguard Group, Inc.	12,142,308	(2)	9.0	—		—
BlackRock, Inc.	11,931,450	(3)	8.8	—		—
ArrowMark Colorado Holdings, LLC	7,530,714	(4)	5.6	—		—
Skechers Voting Trust	13,684,670	(5)	9.2	13,684,670	(6)	61.1%
Named Executive Officers and directors:
Robert Greenberg	19,120,670	(7)	12.4%	18,468,678	(8)	82.4%
Michael Greenberg	1,637,257	(9)	1.2	1,001,023	(10)	4.5
Jeffrey Greenberg	1,469,330	(11)	1.1	1,050,557	(12)	4.7
David Weinberg	622,437	(13)	*	—		—
John Vandemore	99,626		*	—		—
Mark Nason	98,752		*	—		—
Katherine Blair	3,500		*	—		—
Morton Erlich	40,000	(14)	*	—		—
Geyer Kosinski	29,000		*	—		—
Richard Rappaport	29,000	(15)	*	—		—
Richard Siskind	172,499		*	—		—
Thomas Walsh	14,000		*	—		—
All current directors and executive officers as a group (13 persons)	23,411,071		15.0%	20,520,258		91.6%

*	Less than 1.0%
(1)

Information is based on a Schedule 13G filed with the SEC on February 7, 2020 and represents the number of shares beneficially owned as of December 31, 2019. FMR LLC has sole voting power with respect to 7,916,222 shares and sole dispositive power with respect to 20,087,073 shares. Each of FIAM LLC, Fidelity Institutional Asset Management Trust Company and FMR CO., Inc beneficially owns shares of Class A

Common Stock, with FMR CO., Inc beneficially owning 5% or more of the outstanding shares of Class A Common Stock. Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC. Neither FMR LLC nor Ms. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The principal business office of FMR LLC is located at 245 Summer Street, Boston, Massachusetts 02210.
(2)

Information is based on a Schedule 13G filed with the SEC on February 12, 2020 and represents the number of shares beneficially owned as of December 31, 2019. The Vanguard Group (“Vanguard”) has sole voting power with respect to 71,461 shares, of which 54,450 shares are held by its wholly-owned subsidiary, Vanguard Fiduciary Trust Company, for which Vanguard serves as investment manager of collective trust accounts, and 39,555 shares are held by its wholly-owned subsidiary, Vanguard Investments Australia, Ltd., for which Vanguard serves as investment manager of Australian investment offerings. Vanguard has shared voting power with respect to 22,544 shares, sole dispositive power with respect to 12,065,314 shares and shared dispositive power with respect to 76,994 shares. The principal business office of Vanguard is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)

Information is based on a Schedule 13G filed with the SEC on February 6, 2020 and represents the number of shares beneficially owned as of December 31, 2019. BlackRock, Inc. (“BlackRock”) has sole voting power with respect to 11,424,884 shares and sole dispositive power with respect to 11,931,450 held by BlackRock and fourteen of its subsidiaries that are listed as reporting persons on the Schedule 13G. The principal business office of BlackRock is located at 55 East 52nd Street, New York, New York 10055.

(4)

Information is based on a Schedule 13G filed with the SEC on February 14, 2020 and represents the number of shares beneficially owned as of December 31, 2019. ArrowMark Colorado Holdings, LLC (“ArrowMark”) has sole voting power and sole dispositive power with respect to 7,530,714 shares. The principal business office of ArrowMark is located at 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(5)

Represents shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis. Beneficial ownership of these shares is described in greater detail in note 6 below.

(6)

Robert Greenberg and Gil Schwartzberg agreed to place certain shares of Class B Common Stock that they beneficially owned into the Skechers Voting Trust, of which they serve as co-trustees, pursuant to an agreement that was entered into on March 2, 2016. Mr. Greenberg contributed 8,500,000 shares that were held by the Greenberg Family Trust, of which he and his wife serve as co-trustees, to the Skechers Voting Trust. During the 15-year term of the Skechers Voting Trust (unless terminated sooner by the co-trustees), Mr. Greenberg has sole voting power with respect to these shares, and these shares may not be withdrawn from the Skechers Voting Trust in accordance with the terms of the Skechers Voting Trust. Mr. Schwartzberg has contributed 5,184,670 shares of Class B Common Stock that he beneficially owned to the Skechers Voting Trust. Mr. Schwartzberg has sole voting power with respect to these shares and shared dispositive power with Mr. Greenberg and the beneficiaries of these shares. Each beneficiary may withdraw the shares held by the Skechers Voting Trust in which he or she has an interest at any time, but only with the consent of the co-trustees. The principal business address of the Skechers Voting Trust is c/o Regina Brown, CPA, 21440 Ventura Blvd., Woodland Hills, California 91364.

(7)

Includes 18,468,678 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis and 1,992 shares of Class A Common Stock held by the Greenberg Family Trust (the “Trust”) that Robert Greenberg, our Chief Executive Officer and Chairman of the Board, is deemed to beneficially own as a trustee of the Trust. His wife, Susan Greenberg, is also a trustee of the Trust and is also deemed to beneficially own all shares held by the Trust. Beneficial ownership of these shares is described in greater detail in note 8 below.

(8)

Represents 4,784,008 shares of Class B Common Stock held by the Trust and 13,684,670 shares of Class B Common Stock held by the Skechers Voting Trust. Mr. Greenberg may be deemed to beneficially own the shares held by the Skechers Voting Trust as its co-trustee, with sole voting power and shared dispositive power with respect to 8,500,000 of these shares and shared dispositive power with respect to 5,184,670 of these shares. Mr. Greenberg disclaims beneficial ownership of any of these shares except to the extent of his pecuniary interest therein.
(9)

Includes 1,001,023 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis, and 79,654 shares of Class A Common Stock beneficially owned by Michael Greenberg, our President and a member of our Board of Directors, indirectly through his children. Mr. Greenberg disclaims beneficial ownership of these 79,654 shares except to the extent of his pecuniary interest therein. Beneficial ownership of the 1,001,023 shares of Class B Common Stock is described in greater detail in note 10 below.

(10)

Represents 847,123 shares of Class B Common Stock held by the Michael Greenberg Trust that Michael Greenberg is deemed to beneficially own as trustee of such trust, and 153,900 shares of Class B Common Stock held in various trust accounts for Mr. Greenberg’s minor children and of which a third-party acts as trustee. Mr. Greenberg disclaims beneficial ownership of the 153,900 shares held in various trusts for his minor children except to the extent of his pecuniary interest therein.

(11)

Includes 1,050,557 shares of Class B Common Stock that are convertible at any time into shares of Class A Common Stock on a one-for-one basis, and 73,552 shares of Class A Common Stock held in two trust accounts for Mr. Greenberg’s two daughters who are minors and of which Mr. Greenberg is deemed to beneficially own as trustee of such trusts. Beneficial ownership of the 1,050,557 shares of Class B Common Stock is described in greater detail in note 14 below.

(12)

Represents 724,365 shares of Class B Common Stock held by the Jeffrey and Lori Greenberg Family Trust that Jeffrey Greenberg, a member of our Board of Directors, is deemed to beneficially own as trustee of such trust, and an additional 4,344 shares of Class B Common Stock held by the Jeffrey and Lori Greenberg Family Trust that are his wife’s separate property. Also, includes 199,428 shares of Class B Common Stock held in two trust accounts for Mr. Greenberg’s two daughters who are minors and of which Mr. Greenberg is deemed to beneficially own as he or his wife is trustee of such trusts, 32,376 shares of Class B Common Stock held by the Chloe July Greenberg custodial account and 22,476 shares of Class B Common Stock held by the Catherine Elle Greenberg custodial account, for which one of his siblings acts as custodian, and 67,568 shares of Class B Common Stock held in two limited liability corporations for Mr. Greenberg’s minor children and of which a third-party acts as trustee. These custodial accounts are for the benefit of Mr. Greenberg’s two daughters who are minors, and he disclaims beneficial ownership of the 54,852 shares held in the two custodial accounts, the 67,568 shares held in the two limited liability corporations and the 4,344 shares that are his wife’s separate property, except to the extent of his pecuniary interest therein.

(13)

Includes 183,283 shares of Class A Common Stock that David Weinberg, our Chief Operating Officer, Executive Vice President and a member of our Board of Directors, is deemed to beneficially own as sole trustee of The David Weinberg Trust dated September 7, 2000.

(14)	Includes 31,500 shares of Class A Common Stock held by The Erlich Family Trust that Morton Erlich, a member of our Board of Directors, is deemed to beneficially own as a trustee of such trust.
(15)

Includes 6,000 shares of Class A Common Stock held in trust accounts for two of Mr. Rappaport’s daughters, who share the same household as him, and of which Mr. Rappaport is deemed to beneficially own as trustee of such trusts.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act requires our officers, directors and persons who own more than ten percent of a registered class of our securities, to file with the SEC reports of initial ownership (Form 3’s) and reports of changes in ownership (Form 4’s and 5’s) of our securities. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms that they file. Based on our review of copies of Form 3’s, 4’s and 5’s furnished to us as well as communications with our officers, directors and greater than ten percent stockholders, we believe that all of them complied with the filing requirements of Section 16(a) and we are not aware of any late or missed filings of such reports for the 2019 fiscal year, except that Jeffrey Greenberg filed one late report on Form 4 on April 9, 2019 with respect to shares that were sold on March 20, 2019.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

As provided in our Audit Committee Charter, the Audit Committee shall review (i) at least annually a summary of directors’ and executive officers’ related party transactions and potential conflicts of interest and our policies relating to the avoidance of conflicts of interest (which is discussed in the section entitled “Corporate Code of Conduct and Code of Ethics”), (ii) past and proposed transactions between our company, on the one hand, and any of our directors or executive officers, on the other hand, and (iii) policies and procedures as well as audit results associated with directors’ and executive officers’ expense accounts and perquisites, including the use of corporate assets.

Our Policies and Procedures for Related Person Transactions (the “Policy”), which was adopted by the Board of Directors as of March 8, 2007, covers any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, (including any indebtedness or guarantee of indebtedness) in which (i) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (ii) we are a participant, and (iii) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity). A “Related Person” is (a) any person who is or was (since the beginning of the last fiscal year for which we have filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director of Skechers, (b) a greater than five percent beneficial owner of our Class A or Class B Common Stock or (c) an immediate family member of either of the foregoing.

Certain categories of transactions with Related Persons (such as transactions involving competitive bids) have been reviewed and pre-approved by the Audit Committee under the Policy. The Audit Committee shall review the material facts of all other transactions with Related Persons that require the Committee’s approval. If advance approval by the Audit Committee of a transaction with a Related Person is not feasible, then the transaction will be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. Factors that the Audit Committee will take into account include whether the transaction with a Related Person is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. No Audit Committee member will participate in any discussion or approval of a transaction with a Related Person pursuant to which he is a Related Person except for providing material information concerning the transaction. For those transactions with a Related Person that are ongoing, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the Related Person to determine that the transaction with the Related Person remains appropriate.

The following list of transactions with Related Persons includes all such transactions equal to or greater than $120,000 that took place since January 1, 2019. Each of these transactions was reviewed, and approved or ratified, by the Audit Committee, pursuant to the policies and procedures discussed herein.

Related Person Transactions

On February 1, 2018, we entered into a consulting agreement with Gil Schwartzberg, who is a beneficial owner of more than 5% of our Class A Common Stock and more than 5% of our Class B Common Stock. Mr. Schwartzberg has agreed to provide business and legal advisory services for one year in exchange for a fee of $250,000. The agreement was extended for the second time for an additional year with the same terms and conditions effective as of February 1, 2020.

We paid $124,000 in 2019 to the Redondo Beach Hospitality Company, LLC (“RBHC”) for lodging, food and events, including the Company’s 2019 holiday party at the Shade Hotel in Redondo Beach, which is owned and operated by RBHC. Michael Greenberg owns a 5% beneficial ownership interest in RBHC, and three other officers, directors and senior vice presidents of Skechers own in aggregate an additional 3% beneficial ownership in RBHC. Skechers had no outstanding accounts receivable or payable with RBHC or the Shade Hotel in Redondo Beach, at December 31, 2019.

On July 29, 2010, we formed the Skechers Foundation (the “Foundation”), which is a 501(c)(3) non-profit entity that does not have any shareholders or members. The Foundation is not a subsidiary of, and is not otherwise affiliated with us, and we do not have a financial interest in the Foundation. However, Michael Greenberg and David Weinberg are officers and directors of the Foundation. During the year ended December 31, 2019, we made contributions of $1,000,000 to the Foundation.

Jeffrey Greenberg, Jason Greenberg, Joshua Greenberg and Jennifer Greenberg Messer, who are the children of Robert Greenberg and also the siblings of Michael Greenberg, are non-executive employees of Skechers, and they earned total compensation of $257,010, $4,540,542, $3,867,611 and $350,389, respectively, in 2019. Jeffrey Greenberg was also a member of our Board of Directors in 2019, but did not earn any additional compensation for services provided as a director.

Andrew Weinberg and Jeffrey Weinberg, who are the sons of David Weinberg, are non-executive employees of Skechers, and they earned total compensation of $811,869 and $544,673, respectively, in 2019.

NOMINATIONS AND STOCKHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

Stockholder proposals intended to be presented at our next annual meeting of stockholders to be held in 2021 must be received at our principal executive offices no later than December 10, 2020 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Proposals must comply with the proxy rules relating to stockholder proposals, in particular Rule 14a-8 under the Securities Exchange Act, to be included in our proxy materials. Stockholders who wish to nominate a director or submit a proposal for consideration at our annual meeting of stockholders to be held in 2021, but who do not wish to submit a proposal for inclusion in our proxy statement, must, in accordance with our bylaws, deliver a copy of their director nomination or proposal no later than March 22, 2021, the close of business on the 60th day, nor earlier than February 20, 2021, the close of business on the 90th day in advance of the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by our company. In either case, nominations and proposals should be sent by certified or registered mail, return receipt requested, to Skechers U.S.A., Inc., 228 Manhattan Beach Boulevard, Manhattan Beach, California 90266, Attention: General Counsel. Please also refer to the section in this proxy statement titled “Corporate Governance and Board Matters – Director Nominations.” Furthermore, stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and nominations for director candidates.

OTHER BUSINESS

Our Board of Directors does not know of any other matter to be acted upon at the meeting. However, if any other matter shall properly come before the meeting, the proxy holders named in the proxy accompanying this proxy statement will have authority to vote all proxies in accordance with their discretion.

BY ORDER OF THE BOARD OF DIRECTORS

Philip G. Paccione, Corporate Secretary

Dated: April 9, 2020

Manhattan Beach, California

SKECHERS U.S.A., INC. 228 MANHATTAN BEACH BLVD. MANHATTAN BEACH, CA 90266 ATTN: TED WEITZMAN

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/20/2020 for shares held directly and by 11:59 P.M. ET on 05/18/2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/SKX2020

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/20/2020 for shares held directly and by 11:59 P.M. ET on 05/18/2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			☐	☐	☐
1.	Election of Director
Nominees
01	Katherine Blair 02 Geyer Kosinski		03 Richard Rappaport			04 Richard Siskind

							For	Against	Abstain
The Board of Directors recommends you vote AGAINST the following proposal:							☐	☐	☐
2.	Stockholder proposal requesting the Board of Directors to adopt a human rights policy.

NOTE: Each of the person's named as proxies herein are authorized, in such person's discretion, to vote upon such other matters as may properly come before the Annual Meeting of Stockholders, or any adjournments thereof.

You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the information that is printed in the box marked with the arrow on your proxy card or Notice of Internet Availability of Proxy Materials available and follow the instructions.

For address change/comments, mark here.					☐
(see reverse for instructions)			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

SKECHERS U.S.A., INC. Annual Meeting of Stockholders Thursday, May 21, 2020 at 11:00 AM This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Skechers U.S.A., Inc. a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 9, 2020, and hereby appoints Morton Erlich and Thomas Walsh and each of them, with full power of substitution, as attorneys-in-fact and proxies for, and in the name and place of, the undersigned, and hereby authorizes each of them to represent and to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Skechers U.S.A., Inc. to be held live via webcast at www.virtualshareholdermeeting.com/SKX2020 on Thursday, May 21,2020, at 11:00 a.m. Pacific time, and at any adjournments thereof, upon the matters as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENTS THEREOF IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED FOR ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND AGAINST APPROVAL OF PROPOSAL 2 IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side